As filed with the Securities and Exchange Commission on October 6, 2010

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

INSPIRE PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	04-3209022
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

4222 Emperor Boulevard, Suite 200

Durham, North Carolina 27703-8466

(Address of Principal Executive Offices)

Joseph M. Spagnardi

Senior Vice President, General Counsel and Secretary

Inspire Pharmaceuticals, Inc.

4222 Emperor Boulevard, Suite 200

Durham, North Carolina 27703-8466

(919) 941-9777

(Name and Address of Agent for Service)

Copies of Communications to:

Edward P. Bromley III, Esq.

Reed Smith LLP

136 Main Street—Suite 250

Princeton, New Jersey 08543-7839

(609) 987-0050

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of the registration statement

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box:  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box:  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered (1)	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee (4)
Common Stock, $0.001 par value per share, (2) Preferred Stock, par value $0.001 per share, Debt Securities, Depositary Shares, and Securities Warrants	N/A (3)	N/A (3)	$150,000,000	$10,695

(1)	The offered securities registered hereunder may be sold separately, together or as units with other offered securities registered hereunder. No separate consideration will be received for common stock, preferred stock, or debt securities that are issued upon conversion or exchange of preferred stock or debt securities.
(2)	This registration statement also relates to rights to purchase one one-thousandth (1/1000th) of a share of Series H preferred stock, par value $0.001 per share, which are attached to all shares of the registrant’s common stock pursuant to the rights agreement, dated as of October 21, 2002, as amended. Until the occurrence of events described in the rights agreement, the rights are not exercisable, are evidenced by the registrant’s common stock certificates and are transferable with and only with the registrant’s common stock.
(3)	Omitted pursuant to General Instruction II.D of Form S-3 under the Securities Act.
(4)	Calculated pursuant to Rule 457(o) under the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated October 6, 2010

PROSPECTUS

$150,000,000

Common Stock, Preferred Stock, Debt Securities,

Depositary Shares, and Securities Warrants

This prospectus relates to the public offer and sale of common stock, preferred stock, debt securities, depositary shares, and securities warrants which we may offer from time to time in one or more series, with an aggregate public offering price of up to $150,000,000. We may offer and sell the securities separately, together or as units, in separate classes or series, in amounts, at prices and on terms to be determined at the time of sale.

Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information” before you make your investment decision.

We may offer the securities from time to time through public or private transactions, directly or through underwriters, agents or dealers and in the case of our common stock, on or off the Nasdaq Global Market, at prevailing market prices or at privately negotiated prices. If any underwriters, agents, or dealers are involved in the sale of any of these securities, the applicable prospectus supplement will set forth the names of the underwriter, agent, or dealer and any applicable fees, commissions, or discounts. The supplements to this prospectus will designate the terms of our plan of distribution.

Our common stock is quoted on the Nasdaq Global Market under the symbol “ISPH.” On October 5, 2010, the closing price of a share of our common stock on the Nasdaq Global Market was $6.22 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2010.

ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement that we filed with the United States Securities and Exchange Commission. By using a shelf registration statement, we may sell any combination of the securities described in this prospectus from time to time in one or more offerings. We may use this prospectus to offer and sell up to a total of $150,000,000 of our securities. This prospectus only provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a supplement to this prospectus that contains specific information about the terms of the securities offered. The supplement may also add, update or change information contained in this prospectus. Before purchasing any securities, you should carefully read both this prospectus and any supplement, together with the additional information described under the heading “Incorporation of Certain Documents by Reference” found on page 43.

You should rely only on the information contained or incorporated by reference in this prospectus or any supplement. We have not authorized anyone to provide you with information different from that which is contained in or incorporated by reference to this prospectus. We are offering to sell securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the securities.

We will not use this prospectus to offer and sell securities unless it is accompanied by a supplement that more fully describes the securities being offered and the terms of the offering.

INSPIRE PHARMACEUTICALS, INC.

This summary highlights selected information and does not contain all the information that is important to you. You should read the following overview along with the more detailed information included herein or incorporated by reference in this prospectus, including risk factors regarding us and our financial statements.

Our Business

We are a biopharmaceutical company focused on researching, developing and commercializing prescription pharmaceutical products for ophthalmic and pulmonary diseases. Our goal is to build and commercialize a sustainable portfolio of innovative new products based on our technical, scientific and commercial expertise. Our portfolio of products and product candidates include:

PRODUCTS AND PRODUCT CANDIDATES	THERAPEUTIC AREA/ INDICATION	COLLABORATIVE PARTNER (1)	CURRENT STATUS
Products

AzaSite®	Bacterial conjunctivitis	InSite Vision	Promoting

Elestat®	Allergic conjunctivitis	Allergan	Co-promoting

Restasis®	Dry eye disease	Allergan	Receiving royalty

Diquas™	Dry eye disease	Santen Pharmaceutical	Japanese approval (2)

Product Candidates in Clinical Development

Denufosol tetrasodium	Cystic fibrosis	None	Phase 3

Prolacria™ (diquafosol tetrasodium)	Dry eye disease	Allergan	Phase 3 (3)

AzaSite®	Blepharitis	InSite Vision	Phase 2

INS115644, INS117548	Glaucoma	Wisconsin Alumni Research Foundation	Phase 1

(1)	See “Collaborative Agreements” in Item 1 of our Annual Report on Form 10-K for the year ended December 31, 2009 for descriptions of our agreements with these collaborative partners.
(2)	Santen Pharmaceutical Co., Ltd. has developed a different formulation of diquafosol tetrasodium, which it refers to as Diquas in Japan. In April 2010, Santen announced that the Japanese Ministry of Health, Labor, and Welfare (the Japanese equivalent of the FDA) granted approval for Diquas Ophthalmic Solution 3%. The launch date for Diquas in Japan is subject to, among other things, the Japanese pricing approval process.
(3)	In January 2010, we announced that our Phase 3 clinical trial (Trial 03-113) did not meet its primary or secondary endpoints. In August 2010, we announced that we are not currently planning to proceed with clinical development of Prolacria.

AzaSite® is a topical anti-infective, in which azithromycin is formulated into an ophthalmic solution utilizing DuraSite®, a novel ocular drug delivery system. Azithromycin is a semi-synthetic antibiotic that is derived from erythromycin and since 1992, has been available via oral administration by Pfizer Inc. under the trade name Zithromax®. In April 2007, AzaSite was approved by the U.S. Food and Drug

Administration, or FDA, for the treatment of bacterial conjunctivitis in adults and children one year of age and older. In August 2007, we launched AzaSite in the United States and are promoting it to eye care specialists. AzaSite is a trademark owned by InSite Vision Incorporated or InSite Vision.

Elestat, a topical antihistamine, was developed by Allergan, Inc., or Allergan, for the prevention of ocular itching associated with allergic conjunctivitis.

Restasis is the first approved prescription product in the United States for the treatment of dry eye disease.

Restasis® , Elestat® and Prolacria™ are trademarks owned by Allergan, Inc. Diquas™ is a trademark owned by Santen Pharmaceuticals Co., Ltd., or Santen.

The most advanced compounds in our clinical pipeline are denufosol tetrasodium for cystic fibrosis, which is in Phase 3 development, and AzaSite for blepharitis, which is in Phase 2 development. We receive revenues related to the sale of AzaSite for bacterial conjunctivitis, the co-promotion of Elestat for allergic conjunctivitis and royalties based on net sales of Restasis for dry eye.

Other Information

We were incorporated in October 1993 and are currently located in Durham, North Carolina, adjacent to the Research Triangle Park. Our mailing address is 4222 Emperor Boulevard, Suite 200, Durham, North Carolina 27703-8466 and our telephone number is (919) 941-9777. On June 28, 2010, we entered into a lease for approximately 42,850 square feet in Raleigh, North Carolina, which we intend to use as our corporate headquarters. We intend to occupy our new corporate headquarters on or about January, 2011.

RATIO OF EARNINGS TO FIXED CHARGES

AND PREFERENCE DIVIDENDS

During the periods reflected below, our earnings were inadequate to cover fixed charges. The following table sets forth our coverage deficiency based upon the ratio of earnings to combined fixed charges and preferred stock dividends for the periods indicated. We did not have preferred stock dividends for any of the periods presented.

	Interim period ended 6/30/2010	Year ended 12/31/2009	Year ended 12/31/2008	Year ended 12/31/2007	Year ended 12/31/2006	Year ended 12/31/2005
Deficiency of earnings available to cover fixed charges (In Thousands)	$(23,635)	$(39,976)	$(51,603)	$(63,740)	$(42,115)	$(31,847)

RISK FACTORS

An investment in our common stock involves a substantial risk of loss. You should carefully read this entire prospectus and should give particular attention to the following risk factors. You should recognize that other significant risks may arise in the future, which we cannot foresee at this time. Also, the risks that we now foresee might affect us to a greater or different degree than expected. There are a number of important factors that could cause our actual results to differ materially from those indicated by any forward-looking statements in this prospectus. These factors include, without limitation, the risk factors listed below, as updated or supplemented by our most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q and current reports on Form 8-K to the extent filed, each of which are incorporated herein by reference and should be read carefully by you.

Risks Related to Product Commercialization

Failure to adequately market and commercialize AzaSite will negatively impact our revenues.

The commercial success of AzaSite will depend on a number of factors, including:

•	Acceptance by patients and physicians;

•	Effectiveness of our sales and marketing efforts;

•	Ability to differentiate AzaSite relative to our competitors’ products;

•	Ability to further develop clinical information to support AzaSite;

•	Market satisfaction with existing alternative therapies;

•	Perceived efficacy relative to other available therapies;

•	Disease prevalence;

•	Cost of treatment;

•	Pricing and availability of alternative products, including generic or over-the-counter products;

•	Marketing and sales activities of competitors;

•	Shifts in the medical community to new treatment paradigms or standards of care;

•	Relative convenience and ease of administration;

•	The manufacturer’s successful sustaining of manufacturing capability; and

•	Our ability to enter into managed care and governmental agreements on favorable terms.

We are responsible for all aspects of the commercialization of this product, including the determination of formularies upon which AzaSite is listed, manufacturing, distribution, marketing and sales. The determination of formularies upon which AzaSite is listed, the discounts and pricing under such formularies, as well as the amount of time it takes for us to obtain favorable formulary status under various plans, will impact our commercialization efforts. Additionally, inclusion on certain formularies requires significant price concessions through rebate programs that impact the level of revenue that we receive. The need to give price concessions can be particularly acute where competing products are listed on the same formulary, such as the area of bacterial conjunctivitis. If AzaSite is not successfully commercialized, our revenues will be limited.

Under our agreement with InSite Vision, we are obligated to make pre-determined minimum annual royalty payments to InSite Vision. To the extent annual royalty payments actually paid to InSite Vision on our sales of AzaSite are less than the minimum annual royalty amounts established under our agreement with InSite Vision, we are obligated to pay the difference. In the event we are required to make annual minimum royalty payments, our profits with respect to AzaSite, if any, will be decreased or any losses with respect to the product will be increased. Such circumstances may result in us ceasing our commercialization of AzaSite and terminating our agreement with InSite Vision.

Under our agreement with the manufacturer of AzaSite, we are required to purchase a minimum number of units of AzaSite annually, regardless of our ability to sell AzaSite. If we are unable to sell the quantities of AzaSite that we are required to purchase, our inventory of the product will increase and the shelf life of the inventory will be adversely impacted. In such circumstances, we may be required to make price concessions to sell short-dated product or write-off and dispose of expired product, which may have an adverse affect on our AzaSite profitability.

If Restasis is not successfully commercialized by Allergan, our revenues will be negatively impacted.

Allergan is responsible for commercializing Restasis. Accordingly, our revenues on the net sales of Restasis are dependent on the actions and success of Allergan, over whom we have no control.

The manufacture and sale of Restasis is protected in the United States by a formulation patent that expires in May 2014. While a formulation patent may afford certain limited protection, a competitor may attempt to gain FDA approval for a cyclosporine product using a different formulation. Furthermore, following the expiration of the formulation patent in 2014, a generic form of Restasis could be introduced into the market. If and when Restasis experiences competition from a cyclosporine product, including generics, our revenues attributable to Restasis may be significantly impacted.

Other factors that could affect the commercialization of Restasis include:

•	Extent and effectiveness of Allergan’s sales and marketing efforts;

•	Satisfaction with existing alternative therapies, including generic or over-the-counter products;

•	Perceived efficacy relative to other available therapies;

•	Changes in, or the levels of, third-party reimbursement of product costs;

•	Coverage and reimbursement under Medicare Part D, state government sponsored plans and commercial plans;

•	Cost of treatment;

•	Development and FDA approval of competing dry eye products; and

•	Shifts in the medical community to new treatment paradigms or standards of care.

When a generic form of Elestat or an over-the-counter form of epinastine ophthalmic solution is introduced into the market, our agreement with Allergan to co-promote Elestat will no longer be in effect, and our revenues from sales of Elestat will be minimal.

Our Elestat co-promotion agreement with Allergan provides that unless earlier terminated, the term of such agreement will be in effect until the earlier of (i) the approval and launch of the first generic epinastine product after expiration of the FDA exclusivity period covering Elestat in the United States, or (ii) the approval and launch of the first over-the-counter epinastine product after expiration of the listing of Elestat in the FDA publication Approved Drug Products with Therapeutic Equivalence (commonly called the “Orange Book”). Following the termination of the co-promotion agreement, we will no longer have the right to co-promote Elestat. We will be entitled to receive post-termination payments from Allergan, based on any remaining net sales of Elestat for a period of 36 months. During the three successive 12-month periods immediately following the termination of the agreement, Allergan will be obligated to pay to us 20%, 15% and 10%, respectively, on any net sales of Elestat in the United States.

Subject to applicable law, competitors are permitted to submit to the FDA an ANDA for a generic version of Elestat, due to the expiration of the marketing exclusivity period for Elestat provided under the Hatch-Waxman Act on October 15, 2008. We are aware that the following companies have filed an ANDA for a generic version of Elestat: Apotex, Inc., Cypress Pharmaceutical, Inc., Paddock Laboratories, Inc., PharmaForce, Inc. and Sandoz Inc. The date of submission of the first ANDA filing to the FDA Office of Generic Drugs was October 14, 2008, according to the FDA’s website (www.fda.gov). Also, according to the FDA’s website, in June 2010, PharmaForce, Inc. received tentative approval for its epinastine hydrochloride ophthalmic solution.

The FDA’s review of an ANDA is a confidential process between the FDA and the applicable ANDA filer. We do not expect to be informed by the FDA, any ANDA filer or any other party regarding the status or timing of the review relating to any of the ANDA filings pertaining to a generic form of Elestat. The FDA may complete its review of the filed ANDAs at any time. As a result, we expect to be required to stop the co-promotion of Elestat with little, if any, advance notice. We believe it is likely that a generic form of epinastine may be launched in the second half of 2010. The loss of co-promotion revenue from Elestat will significantly impact our results of operations and cash flows.

If we do not successfully market and promote Elestat, our revenues will be negatively impacted.

Notwithstanding the expected termination of the Elestat agreement upon the launch of a generic form of Elestat, our present revenues depend, in part, upon the continued acceptance of Elestat by eye care professionals, allergists and patients. Other factors that could affect the commercialization of Elestat include:

•	Satisfaction with existing alternative therapies, including therapies requiring only one dose per day;

•	Decreases in the size of the market for topical allergic conjunctivitis products;

•	Extent and effectiveness of our sales and marketing efforts;

•	Changes in, or the levels of, third-party reimbursement of product costs;

•	Coverage and reimbursement under Medicare Part D, state government sponsored plans and commercial plans;

•	Pricing and availability of alternative products, including generic or over-the-counter products; and

•	Marketing and sales activities of competitors.

We rely on third parties to distribute and sell our products and those third parties may not perform.

We are dependent on third parties to perform or assist us in the distribution or sale of AzaSite, and are dependent on third parties, primarily Allergan, to perform or assist us in the distribution and sale of Elestat. We rely on the services of a single source, third-party distributor to deliver AzaSite to our customers. In addition to the physical storage and distribution of AzaSite, this third-party distributor maintains and provides us with information and data with regard to our inventory, AzaSite orders, billings and receivables, chargebacks and returns, among others, on which our accounting estimates are based. If third parties do not successfully carry out their contractual duties in maximizing the commercial potential of our products, we may be required to hire or expand our own staff and sales force to compete successfully, which may not be possible. If third parties or Allergan do not perform, or assist us in performing these functions, or if there is a delay or interruption in the distribution of our products, it could have an adverse effect on product revenue, accounting estimates and our overall operations.

We depend on three pharmaceutical wholesalers for the vast majority of our AzaSite sales in the United States, and the loss of any of these wholesalers could negatively impact our revenues.

The prescription drug wholesaling industry in the United States is highly concentrated, with a vast majority of all sales made by three major full-line companies: Cardinal Health, McKesson Corporation and AmerisourceBergen. Greater than 85% of our AzaSite revenues come from sales to these three companies. The loss of any of these wholesalers could have a negative impact on our commercialization of AzaSite.

It is also possible that these wholesalers, or others, could decide to change their policies and fees in the future. This could result in or cause us to incur higher product distribution costs, lower margins or the need to find alternative methods of distributing our products. Such alternative methods may not be economically or administratively feasible.

If Diquas is not successfully launched and commercialized by Santen in Japan, we may not receive any royalty revenues with respect to the sales of such product.

On April 16, 2010, the Japanese Ministry of Health, Labor and Welfare granted approval of Santen’s application for marketing of Diquas. Santen is solely responsible for commercializing Diquas in Japan. Accordingly, royalty revenues on the net sales of Diquas are dependent on the successful launch and commercialization efforts of Santen, over whom we have no control. Factors that could affect the launch and commercialization of Diquas include:

•	The receipt of pricing approval from the Japanese regulatory authorities;

•	The production of sufficient quantities of the product in order to facilitate the launch of the product and continuously supply the market;

•	The extent and effectiveness of Santen’s sales and marketing efforts; and

•	Satisfaction with existing alternative therapies, including generic or over-the-counter products.

Risks Related to Manufacture and Supply

If we are unable to contract with third parties for the manufacture of active pharmaceutical ingredients required for preclinical testing, for the manufacture of drug products for clinical trials, for the large-scale manufacture of any approved products, or for the manufacture of related devices, we may be unable to develop or commercialize our drug products.

The manufacturing of sufficient quantities of new products or product candidates is a time-consuming and complex process. We have no experience or capabilities to conduct the manufacture of any of our product candidates. In order to successfully commercialize AzaSite and continue to develop our product candidates, we need to contract or otherwise arrange for the necessary manufacturing services. There are a limited number of manufacturers that operate under the FDA’s cGMP regulations capable of manufacturing for us or our collaborators. We depend upon third parties for the manufacture of active pharmaceutical ingredients, or API, finished drug products for clinical trials, and for the manufacture of AzaSite. We expect to depend upon third parties for the large-scale manufacture of commercial quantities of any other approved product. This dependence may adversely affect our ability to develop and deliver such products on a timely and competitive basis. Similarly, our dependence on our partners to arrange for their own supplies of finished drug products may adversely affect our operations and revenues. If we, or our partners, are unable to engage or retain third-party manufacturers on a long-term basis or on commercially acceptable terms, our products may not be commercialized as planned, and the development of our product candidates could be delayed.

The manufacturing processes for our product candidates have not been validated at the scale required for commercial sales. Delays in scale-up to commercial quantities and any change at the site of manufacture could delay clinical trials, regulatory submissions and ultimately the commercialization of our products. In addition, manufacturing facilities are subject to an FDA inspection to confirm cGMP compliance prior to a product candidate’s potential NDA approval as well as ongoing post-approval FDA inspections to ensure continued compliance with cGMP regulations, over which we have no control.

We depend upon a third-party vendor to manufacture the nebulizer used with denufosol with whom we have no supply agreement. This vendor is responsible for managing the manufacturing process of the nebulizer in accordance with all applicable regulatory requirements. Any manufacture or regulatory compliance problems related to the manufacture of this device or any failure on the part of the manufacturer to supply the device (including discontinuation of the nebulizer) could delay product development or adversely affect regulatory approvals of denufosol.

Reliance on a single party to manufacture and supply either finished product or the bulk active pharmaceutical ingredients for a product or product candidates could adversely affect us.

Under our agreements with Allergan, Allergan is responsible for the manufacture and supply of Restasis and Elestat. Allergan relies upon an arrangement with a single third party for the manufacture and supply of APIs for each of Restasis and Elestat. Allergan then completes the manufacturing process to yield finished product.

Under our supply agreement with InSite Vision, InSite Vision is responsible for supplying us with azithromycin, the API used in AzaSite. InSite Vision, in turn, relies upon an arrangement with a single third party for the manufacture and supply of such API. We are responsible for producing the finished product form of AzaSite, which is currently manufactured by a single party. There can be no assurance that such manufacturer will be able to continue to produce sufficient quantities of finished product in a timely manner to support the commercialization of AzaSite.

In the event a third-party manufacturer is unable to supply Allergan or InSite Vision (as the case may be), if such supply is unreasonably delayed, or if Allergan or our finished product contract partner are unable to complete the manufacturing cycle, sales of the applicable product could be adversely impacted, which would result in a reduction in any applicable product revenue. In addition, if Allergan or the third-party manufacturers do not maintain cGMP compliance, the FDA could require corrective actions or take enforcement actions that could affect production and availability of the applicable product, thus adversely affecting sales.

In addition, we rely upon supply agreements with third parties for the manufacture and supply of the bulk APIs for our product candidates for purposes of preclinical testing and clinical trials. We presently depend upon one vendor as the sole manufacturer of our supply of API for denufosol. We have entered into an agreement with such manufacturer to facilitate the transfer of the current denufosol manufacturing technology, including intellectual property, to an additional manufacturer and thus enable a potential two-supplier strategy for denufosol API. However, we have not yet entered into an agreement with a secondary supplier for denufosol. Delays in any aspect of implementing the manufacturing process could cause significant development delays and increased costs.

It would be time consuming and costly to identify and qualify new sources for manufacture of APIs or finished products. If our vendors were to terminate our arrangement or fail to meet our supply needs we might be forced to delay our development programs and/or be unable to supply products to the market, which could delay or reduce revenues and result in loss of market share.

We do not have a commercial supply agreement with a vendor for the manufacture of denufosol.

Yamasa Corporation is the manufacturer of the clinical supplies of denufosol. In addition, we have entered into a technical transfer and development agreement with Finorga S.A.S., acting in its own name and on behalf of Novasep Process, for the purpose of establishing and validating another source of supply for denufosol. We are in the process of negotiating agreements with each of these vendors with respect to the commercial supply of denufosol. We may not be able to enter into such agreements on commercially acceptable terms, if at all.

A failure to negotiate commercial supply agreements on acceptable terms and in a timely manner could result in a delay in the launch of denufosol and adversely affect product sales.

Risks Related to Product Development

If the FDA does not conclude that our product candidates meet statutory requirements for safety and efficacy, we will be unable to obtain regulatory approval for marketing in the United States.

We have to conduct significant development activities, non-clinical and clinical tests and obtain regulatory approval before our product candidates can be commercialized. Product candidates that may appear to be promising at early stages of development may not successfully reach the market for a number of reasons. The results of preclinical and clinical testing of our product candidates under development may not necessarily indicate the results that will be obtained from later or more extensive testing. Additionally, companies in the pharmaceutical and biotechnology industries, including us, have suffered significant setbacks in advanced clinical trials, even after obtaining promising results in earlier clinical trials. Our ongoing clinical trials might be delayed or halted for various reasons, including:

•	The measure of efficacy of the drug is not statistically significant compared to placebo;

•	Patients experience severe side effects or serious adverse events during treatment;

•	Patients die during the clinical trial because their disease is too advanced or because they experience medical problems that may or may not relate to the drug being studied;

•	Patients do not enroll in the clinical trials at the rate we expect;

•	We decide to modify the drug or the clinical trial protocol during testing;

•	Our commercial partners, or future commercial partners, delay, amend or change our development plan or strategy; and

•	We allocate our limited financial and other resources to other clinical and preclinical programs.

Changes in regulatory policy or new regulations as well as clinical investigator misconduct could also result in delays or rejection of our applications for approval of our product candidates. Clinical investigator misconduct that raises questions about the integrity of data in one or more applications (e.g., fraud, bribery, omission of a material fact, gross negligence) could be used by the FDA as grounds to suspend substantive scientific review of all pending marketing applications until the data in question have successfully undergone a validity assessment. Product candidates that fail validity assessments must be withdrawn from FDA review or, if the drug is an approved, marketed product, such product must be removed from the market.

Additionally, the introduction of our products in foreign markets will subject us to foreign regulatory clearances, the receipt of which may be unpredictable, uncertain and may impose substantial additional costs and burdens which we or our partners in such foreign markets may be unwilling or unable to fund. As with the FDA, foreign regulatory authorities must be satisfied that adequate evidence of safety and efficacy of the product has been presented before marketing authorization is granted. The foreign regulatory approval process includes all of the risks associated with obtaining FDA marketing approval. Approval by the FDA does not ensure approval by other regulatory authorities, nor does approval by any foreign regulatory authority ensure approval by the FDA.

Since some of our clinical candidates utilize new or different mechanisms of action and in some cases there may be no regulatory precedents, conducting clinical trials and obtaining regulatory approval may be difficult, expensive and prolonged, which would delay any commercialization of our products.

To complete successful clinical trials, our product candidates must demonstrate safety and provide substantial evidence of efficacy. The FDA generally evaluates efficacy based on the statistical significance of a product candidate meeting predetermined clinical endpoints. The design of clinical trials to establish meaningful endpoints is done in collaboration with the FDA prior to the commencement of clinical trials. We establish these endpoints based on guidance from the FDA, including FDA guidance documents applicable to establishing the efficacy, safety and tolerability measures required for approval of products. However, since some of our product candidates utilize new or different mechanisms of action, the FDA may not have established guidelines for the design of our clinical trials and may take longer than average to consider our product candidates for approval. The FDA could change its view on clinical trial design and establishment of appropriate standards for efficacy, safety and tolerability and require a change in clinical trial design, additional data or even further clinical trials before granting approval of our product candidates. We could encounter delays and increased expenses in our clinical trials if the FDA concludes that the endpoints established for a clinical trial do not adequately predict a clinical benefit.

We are developing denufosol, a first-in-class ion channel regulator, as an inhaled product candidate for the treatment of cystic fibrosis. The FDA has not published guidance on the drug approval process associated with such a product candidate. Furthermore, we are not aware of any FDA-approved product that addresses the underlying ion transport defect in the lungs of patients with cystic fibrosis. We cannot predict or guarantee the outcome or timing of our Phase 3 program for denufosol for cystic fibrosis. A significant amount of work will be required to advance denufosol through clinical testing, including satisfactory completion of additional clinical trials and other studies. We may later decide to change the focus or timing of our Phase 3 program. Our TIGER-2 clinical trial for denufosol for cystic fibrosis may not be successful or unexpected safety concerns may emerge that would negatively change the risk/benefit profile for this product candidate.

We have initiated a Phase 2 development program to evaluate the use of AzaSite for the treatment of blepharitis. The FDA has not published guidelines on the approval of a product for the treatment of blepharitis. Furthermore, to date, no prescription product has been approved by the FDA for the treatment of blepharitis. The FDA may require that we evaluate the product in relation to different primary and/or secondary clinical endpoints than those being used presently. This may require us to undertake additional Phase 2 clinical trials, which could lead to increased costs and program delays.

The FDA has not published guidelines on the approval of a product for the treatment of dry eye disease. In order to gain approval, it will be necessary to undertake at least one additional Phase 3 clinical trial in support of our NDA for Prolacria. There can be no guarantee that any such additional clinical trial would be successful or that the FDA would approve Prolacria even if such additional clinical trial was successful.

We may need to develop alternate dosing regimens for our product candidates.

In order to achieve broad market acceptance of our product candidates, we may need to develop, alone or with others, alternate dosing regimens and methods for administering our products. For example, in our current clinical trials, denufosol for the treatment of cystic fibrosis is administered by a standard nebulizer three times per day, but clinical data from our TIGER-1 clinical trial indicated that patients in that study administered the drug only 2.7 times per day, on average. Patients may prefer a smaller, more portable device or less frequent dose administration. Development of a smaller more portable device for denufosol would require compliance with regulations that differ from drug regulations, including the need for a new full clinical development program and the submission of a new NDA, if we believe that the new clinical program supports authorization for the drug and the related device. Compliance with such requirements would increase the cost of development.

Similar challenges may exist in identifying and developing appropriate and convenient dosing and methods of administration for our other product candidates. If the number of doses, or the method of dosing, is not convenient, patients may not use our product. Furthermore, if patients use our products at a dosing level that is less than the dosing level tested in our clinical trials, the drug may not be efficacious or may be less efficacious. In such cases, the patient may look for alternative therapies.

Estimated development costs are difficult to project and may change frequently prior to regulatory approval.

The number and type of studies that may be required by the FDA, or other regulatory authorities, for a particular compound are based on the compound’s clinical profile compared to existing therapies for the targeted patient population. While all new compounds require standard regulated phases of testing, the actual type and scope of testing can vary significantly among different product candidates and as a result, creates additional complexity when estimating program costs. Factors that affect the costs of a clinical trial include:

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The number of patients required to participate in clinical trials to demonstrate statistical significance for a drug’s safety and efficacy and the number and geographical location of clinical trial sites necessary to enroll such patients;

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The time required to enroll the targeted number of patients in clinical trials, which may vary depending on the size and availability of the targeted patient population and the perceived benefit to the clinical trial participants; and

•	The number and type of required laboratory tests supporting clinical trials.

Additionally, ongoing development programs and associated costs are subject to frequent, significant and unpredictable changes due to a number of factors, including:

•	Data collected in preclinical or clinical trials may prompt significant changes, delays or enhancements to an ongoing development program;

•	Commercial partners and the underlying contractual agreements may require additional or more involved clinical or preclinical activities;

•	The FDA or other regulatory authorities may direct the sponsor to change or enhance its ongoing development program based on developments in the testing of similar compounds or related compounds;

•	Unexpected regulatory requirements, changes in regulatory policy or review standards, or interim reviews by regulatory agencies may cause delays or changes to development programs; and

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Anticipated manufacturing costs may change significantly due to necessary changes in manufacturing processes, variances from anticipated manufacturing process yields or changes in the cost and/or availability of starting materials, and other costs to ensure the manufacturing facility is in compliance with cGMP requirements and is capable of consistently producing the product candidate in accordance with established specifications submitted to the FDA.

The occurrence of any of these factors may result in significant disparities in total costs required to complete the respective development programs.

Clinical trials may take longer to complete and cost more than we expect, which would adversely affect our ability to commercialize product candidates and achieve profitability.

Clinical trials are expensive and are often lengthy. They require appropriate identification of optimal treatment regimens and relevant patient population, adequate supplies of drug product, monitoring and auditing, and sufficient patient enrollment. Patient enrollment is a function of many factors, including:

•	The size and availability of the relevant patient population;

•	The nature of the protocol;

•	The proximity of patients to clinical sites;

•	The eligibility criteria for the clinical trial;

•	The perceived benefit of participating in a clinical trial; and

•	Approval of the Institutional Review Board.

Delays in patient enrollment can result in increased costs and longer development times. Even if we successfully complete clinical trials, we may not receive regulatory approval for the product candidate. In addition, if the FDA or foreign regulatory authorities require additional clinical trials, we could face increased costs and significant development delays.

We are conducting portions of our TIGER-2 clinical trial in Canada, Australia and New Zealand and are therefore subject to the risks and uncertainties of doing business internationally. Disruptions in communication and transportation, changes in governmental policies, and currency exchange rates, among other factors, may affect the time and costs required to complete these clinical trials.

Clinical trials and clinical trial results must be posted on a public, government run database, which provides competitors with information about our commercial plans to our disadvantage.

The FDA Amendments Act of 2007 requires drug and device companies to list all clinical trials to inform patients of the existence and eligibility requirements for clinical trials. Prior to the enactment of this law, such information was considered confidential and exempt from public disclosure. In addition, this law requires companies to post on a government run public database, www.clinicaltrials.gov, the results of all clinical trials. Clinical trial results, including results that were not required to be submitted to the FDA, also had been considered confidential. Such material could provide our competitors with information about drug development very early in the development process, thus giving competitors a possible advantage in developing their own marketing strategy.

If we fail to reach milestones or to make annual minimum payments or otherwise breach our obligations under our license agreements, our licensors may terminate our agreements with them and seek additional remedies.

If we fail to meet payment obligations, performance milestones relating to the timing of regulatory filings, development and commercial diligence obligations, fail to make milestone payments in accordance with applicable provisions, or fail to pay the minimum annual payments under our respective licenses, our licensors may terminate the applicable license. As a result, our development of the respective product candidate or commercialization of the product would cease.

Risks Related to Governmental Regulation

Failure to comply with all applicable regulations, including those that require us to obtain and maintain governmental approvals for our product candidates, may result in fines, corrective actions, administrative sanctions and restrictions, including the withdrawal of a product from the market.

Pharmaceutical companies are subject to significant regulation by a number of local, state, and federal governmental agencies, including the FDA. Such regulations and their authorizing statutes are amended from time to time. There are laws and regulations that govern areas including financial controls, clinical trials, testing, manufacturing, labeling, safety, packaging, shipping, distribution, post-approval safety surveillance, marketing, and promotion of pharmaceuticals, including those governing interactions with prescribers and health care professionals in a position to prescribe, recommend, or arrange for the provision of our products. Failure to comply with applicable regulatory requirements could, among other things, result in warning letters, fines, corrective actions, administrative sanctions, suspensions or delays of product manufacture or distribution or both, product recalls, delays in marketing activities and sales, withdrawal of marketing approvals, and civil or criminal sanctions including seizure of product, court-ordered injunction, and possible exclusion from eligibility for federal government contracts payment of our products by Medicare, Medicaid, and other third-party payors.

After initial regulatory approval, the manufacturing and marketing of drugs, including our products, are subject to continuing FDA and foreign regulatory review. The FDA requires drug manufacturers and distributors to monitor the safety of a drug after it is approved and marketed. We are required to document and investigate reports of adverse events and report serious adverse events to the FDA. Additionally, the FDA encourages health professionals to report significant adverse events associated with products. The FDA may require additional clinical studies, known as Phase 4 studies, to evaluate product safety effects. In addition to studies required by the FDA after approval, we may conduct our own Phase 4 studies to explore the use of the approved drug product for treatment of new indications or to broaden our knowledge of the product. The subsequent discovery of previously unknown problems with a product’s safety or efficacy as a result of these studies or as reported in their prescribed use may result in the implementation of an FDA-required risk evaluation and mitigation strategy known as REMS, restrictions through labeling changes, or withdrawal of the product from the market.

The FDA periodically inspects drug manufacturing facilities to ensure compliance with applicable cGMP regulations. Failure to comply with statutory and regulatory requirements subjects the manufacturer to possible legal or regulatory action, such as suspension of manufacturing, seizure of product or court-ordered injunction, which could include mandatory recall of a product. Before taking such actions, the FDA may first issue one or more notices of compliance deficiencies. Such notices include inspectional observations on Form FDA-483, warning letters, and other untitled written correspondence; however, the FDA may also take action without such notice in situations of egregious noncompliance or where public safety is at risk. The FDA may also request us to take actions voluntarily or we may initiate actions ourselves such as recalls or suspension of manufacturing to ensure compliance with cGMP regulations.

Additional authority to take post-approval actions was given to the FDA under the FDA Amendments Act of 2007. The FDA is authorized to revisit and change its prior determinations if new information raises questions about our product’s safety profile. The FDA is authorized to impose additional post-marketing requirements, such as development of a risk evaluation and mitigation strategy which could include additional monitoring of post-approval adverse events, providing additional patient safety information, and adding warnings, precautions, and other safety information to the labeling. Failure to implement such requirements could result in corrective actions, fines, withdrawal of marketing approval, or any combination of such actions.

In its regulation of drug product advertising and promotional activities, the FDA may issue correspondence to pharmaceutical companies alleging that its advertising, promotional materials or activities are false or misleading and requesting corrective actions to remove and mitigate claims made in such materials. Pharmaceutical advertising and promotional activity must be true, fairly balanced between benefits and risks, provide adequate risk information, and be within the labeled indications. Drug manufacturers are prohibited from promoting unapproved, investigational drug products, and any approved and marketed drug product for a use that is not on the approved labeling; however, healthcare professionals are free to use the product for any use that, in the judgment of the healthcare professional, may be appropriate for any individual patient. The FDA and the Office of the Inspector General (“OIG”) in the Department of Health and Human Services (“HHS”) have the power to impose a wide array of sanctions on companies for advertising practices that are found to be false or misleading, do not include adequate risk information, or promote an unapproved or off-label use and, if we were to receive correspondence from the FDA or the OIG alleging such practices, it may be necessary for us to:

•	Incur substantial expenses, including fines, penalties, legal fees and costs to conform to the FDA’s limits on such promotion;

•	Change our methods of marketing, promoting and selling products;

•	Take corrective action, which could include placing advertisements or sending letters to physicians correcting statements made in previous advertisements or promotions; or

•	Disrupt the distribution of products and stop sales until we are in compliance with the FDA’s interpretation of applicable laws and regulations.

Medicare prescription drug coverage legislation and legislative or regulatory reform of the health care system may affect our or our partners’ ability to sell products profitably.

In both the United States and some foreign jurisdictions, there have been a number of legislative and regulatory changes to the health care system that could affect our ability to sell our products profitably. In the United States, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 established a voluntary Medicare outpatient prescription drug benefit under Part D of the Social Security Act. The program, which went into effect January 1, 2006, is administered by the Centers for Medicare & Medicaid Services within HHS and is implemented and operated by private sector Part D plan sponsors. Each participating drug plan is permitted by regulation to develop and establish its own unique drug formulary that may exclude certain drugs from coverage and impose prior authorization and other coverage restrictions, and negotiate payment levels with drug manufacturers that may be lower than reimbursement levels available through private health plans or other payers. Moreover, beneficiary co-insurance requirements can vary, which could influence which products are recommended by physicians and selected by patients. The federal government can be expected to continue to issue guidance and regulations regarding the obligations of Part D sponsors under the program, and as discussed below, Congress recently enacted specific Part D changes to be implemented in the future.

Allergan is responsible for the implementation of the Medicare Part D program as it relates to Restasis and Elestat and has contracted with Part D plan sponsors to cover such drugs under the Part D benefit. We are responsible for contracting with Part D plan sponsors with respect to AzaSite. There is no assurance that any drug that we co-promote or sell will be covered by drug plans participating under the Medicare Part D program or, if covered, what the terms of any such coverage will be, or that the drugs will be reimbursed at amounts that reflect current or historical payment levels. Our results of operations could be materially adversely affected by the reimbursement changes associated with the Medicare prescription drug program or by changes in the formularies or price negotiations with Part D drug plans. To the extent that private insurers or managed care programs follow Medicare coverage and payment developments, the adverse effects of lower Medicare payment may be magnified by private insurers adopting similar lower payment.

Our products also can be impacted by state and federal legislative and regulatory changes in Medicaid reimbursement policy and in mandated levels of Medicaid drug rebates paid by pharmaceutical manufacturers. In March 2010, Congress passed significant health reform legislation, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act (collectively, “ACA”). The legislation is designed to expand access to affordable health insurance through subsidies, Medicaid expansion, and insurance market reforms (including the development of new health benefit exchanges), financed in part through reduced federal health care spending.

Among many other things, the ACA makes a number of significant changes affecting pharmaceutical manufacturers. For instance, the ACA provides for increases to the minimum Medicaid rebate percentages from 15.1% to 23.1%, increased “additional rebates” for new formulations of brand name drugs, the establishment of a maximum rebate amount, and the extension of Medicaid rebates to Medicaid managed care organization utilization. In addition, the ACA broadens the definition of “average manufacturer price”, which in turn may have the effect of increasing Medicaid rebate and Public Health Service section 340B drug discount program payment obligations. Likewise, many states are facing serious budgetary pressures that could lead to adoption of additional cost-containment measures, including provisions aimed at reducing Medicaid drug prices. There can be no assurances that new state policies will not lower Medicaid reimbursement levels for our products.

The ACA also requires drug manufacturers to provide a 50% discount on brand-name prescriptions filled in the Medicare Part D “coverage gap”. The legislation also provides a $250 payment to Part D beneficiaries who reach the coverage gap during 2010, and mandates the gradual elimination of the coverage gap, beginning in 2011 and finishing in 2020. Moreover, the ACA reduces Part D premium subsidies for higher-income beneficiaries, expands medication therapy management requirements, and makes a number of other revisions to Part D program requirements. In addition, the ACA: extends the 340B program to additional entities, expands oversight of the 340B program, and increases manufacturer reporting requirements; creates an Independent Payment Advisory Board to develop recommendations to reduce Medicare spending under certain circumstances with such recommendations to go into effect automatically unless Congress adopts alternative savings; expands public disclosure requirements regarding drug manufacturer financial arrangements with physicians; and establishes a licensure pathway for generic versions of biologics. Further, beginning in 2011, manufacturers and importers of branded prescription drugs and biologics will be assessed an annual “fee” ($2.5 billion in 2011 and increasing amounts in subsequent years up to $4.2 billion in 2018 and $2.8 billion annually thereafter), with individual company allocations to be determined by the Secretary of the Treasury, based generally on market share. There can be no assurances that implementation of the new health reform legislation will not have an adverse impact on revenues, as well as reimbursement and/or coverage of our products. Likewise, the potential for adoption of health care reform or other cost-control proposals on a state-by-state basis could impact our reimbursement levels and require us to develop state-specific marketing and sales approaches. Further, a number of states require disclosure of financial arrangements with physicians, marketing expenditures, and the like, and other states may do so in the future; our failure to comply with these as well as the federal disclosure requirements could have an adverse impact.

Congress also has enacted the American Recovery and Reinvestment Act, which included a major expansion of federal efforts to compare the effectiveness of different medical treatments, including pharmaceuticals, which eventually could impact Medicare and private payer coverage and payment policies. This comparative effectiveness initiative was expanded by the ACA, and can include studies regarding the comparative clinical effectiveness of drugs. The federal government may consider additional proposals that could lead to coverage or reimbursement constraints and restrictions on access to certain products. We cannot predict the outcome of such initiatives, and it is difficult to predict the impact on our business of future legislative and regulatory changes.

We are subject to “fraud and abuse” and similar government laws and regulations, and a failure to comply with such laws and regulations, or an investigation into our compliance with such laws and regulations, or a failure to prevail in any litigation related to noncompliance, could harm our business.

We are subject to multiple state and federal laws pertaining to health care fraud and abuse. Pharmaceutical pricing, sales, and marketing programs and arrangements, and related business practices in the health care industry generally are under increasing scrutiny from federal and state regulatory, investigative, prosecutorial, and administrative entities. Many health care laws, including the federal and state anti-kickback laws and federal and state statutory and common law false claims laws, have been construed broadly by the courts and permit government entities to exercise considerable discretion. Further, ACA contains a number of provisions strengthening the scope of the federal laws, including making a violation under the federal anti-kickback law a predicate action for violation of the federal False Claims Act and expanding the authority for Medicaid exclusions. Further, ACA provides that a person need not have actual knowledge of the anti-kickback law, among others, or a specific intent to commit a violation of the law, to be found in violation of it. The ACA also applies the False Claims Act to payments made through new health benefits exchanges if the payments include any federal funds. In the event that government entities believed that wrongdoing had occurred, such entities could institute civil, administrative, or criminal proceedings which, if instituted and resolved unfavorably, could subject us to substantial fines, penalties, and injunctive and administrative remedies, including exclusion from government reimbursement programs. We cannot predict whether investigations or enforcement actions would affect our marketing or sales practices. Any such result could have a material adverse impact on our results of operations, cash flows, financial condition, and our business. Such investigations and enforcement actions could be costly, divert management’s attention from our business, and result in damage to our reputation. We cannot guarantee that measures that we have taken to prevent violations, including our corporate compliance program, will protect us from future violations, lawsuits or investigations by governmental entities or private whistleblowers. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant negative impact on our business, including the imposition of significant fines or other sanctions.

Failure to adequately ensure compliance with applicable laws and regulations may subject us to whistleblower and government actions.

In recent years, pharmaceutical companies have been the targets of extensive whistleblower actions in which the person bringing the action alleges violations of the federal civil False Claims Act or its state equivalent, including allegations that manufacturers aided and abetted in the submission of false claims. These actions have focused on such areas as pricing practices, off-label product promotion, sales and marketing practices, and improper relationships with physicians and other health care professionals, among others. The ACA eliminates a number of jurisdictional bars to bringing a false claims action, and therefore may make it easier for whistleblowers to bring successful actions. If our relationships with health care professionals and/or our promotional or other activities fail to comply with applicable laws, regulations or guidelines, we may be subject to warnings from, or investigative or enforcement action by, regulatory and other federal or state governmental authorities. The potential ramifications are far-reaching if there are areas identified as out of compliance by regulatory agencies and governmental authorities including, but not limited to, significant financial penalties, manufacturing and clinical trial consent decrees, commercialization restrictions, exclusion from government programs, product recalls or seizures, the imposition of corporate integrity agreements and deferred prosecution agreements, or other restrictions and litigation. Furthermore, there can be no assurance that we will not be subject to a whistleblower or other state or federal investigative or enforcement action at some time in the future. Even an unsuccessful challenge to our operations or activities could prove costly and divert management’s attention.

Risks Associated with Our Business and Industry

If we do not receive timely regulatory approvals of our product candidates and successfully launch such products, we may need substantial additional funds to support our expanding capital requirements.

We have used substantial amounts of cash to fund our research and development and commercial activities. Our operating expenses were approximately $72.4 million for the six months ended June 30, 2010 and approximately $129.8 million for the year ended December 31, 2009, respectively. Our cash, cash equivalents and investments totaled approximately $106.2 million on June 30, 2010. Based on current operating plans, we expect our cash and investments to provide liquidity beyond 2011.

We expect that our capital and operating expenditures will continue to exceed our revenue over the next several years as we conduct our research and development and commercial activities. Many factors will influence our future capital requirements, including:

•	The number, breadth and progress of our research and development programs;

•	The level of activities relating to commercialization of our products;

•	The ability to attract collaborators for our products and establish and maintain those relationships;

•	Achievement of milestones under our existing or future collaborations and licensing agreements;

•	Progress by our collaborators with respect to the development of product candidates;

•	Competing technological and market developments;

•	The timing and terms of any business development activities;

•	The timing and amount of debt repayment requirements;

•	The costs involved in defending any litigation claims against us;

•	The costs involved in responding to government, the Financial Industry Regulatory Authority, Inc., or other applicable investigations against us; and

•	The costs involved in enforcing patent claims and other intellectual property rights.

In addition, our capital requirements will depend upon:

•	The level of sales generated for AzaSite;

•	The receipt of revenue from Allergan on net sales of Restasis;

•	The timing of the introduction of a generic form of Elestat;

•	The receipt of revenue from wholesalers and other customers on net sales of AzaSite;

•	The receipt or payment of milestone payments under our current collaborative agreements and any future collaborations;

•	The ability to obtain approval from the FDA for our product candidates; and

•	Payments from existing and future collaborators.

In the event that we do not receive timely regulatory approvals, we may need substantial additional funds to fully develop, manufacture, market and sell all of our other potential products and support our on-going product commercialization and co-promotion efforts. We may seek such additional funding through public or private equity offerings and debt financings. Additional financing may not be available when needed. If available, such financing may not be on terms favorable to us or our stockholders. Our stockholders’ ownership will be diluted if we raise additional capital by issuing equity securities. If we are required to raise funds through future collaborations and licensing arrangements, we may have to give up rights to our technologies or product candidates or grant licenses on unfavorable terms. If adequate funds are not available, we would have to scale back or terminate research programs and product development and we may not be able to successfully commercialize any product candidate.

Our co-promotion and royalty revenues are based, in part, upon Allergan’s revenue recognition policy and other accounting policies over which we have limited or no control.

We recognize co-promotion revenue based on Allergan’s net sales of Elestat and royalty revenue based on Allergan’s net sales of Restasis, as defined in the agreements and as reported to us by Allergan. Accordingly, our co-promotion and royalty revenues are based upon Allergan’s revenue recognition policy and other accounting policies over which we have limited or no control and the underlying terms of our agreements. Allergan’s filings with the SEC indicate that Allergan maintains disclosure controls and procedures in accordance with applicable laws, which are designed to provide reasonable assurance that the information required to be reported by Allergan in its Exchange Act filings is reported timely and in accordance with applicable laws, rules and regulations. We are not entitled to review Allergan’s disclosure controls and procedures. All of our co-promotion and royalty revenues are currently derived from Allergan’s net sales of Restasis and Elestat as reported to us by Allergan. We are unable to provide complete assurance that Allergan will not revise reported revenue amounts in the future. If Allergan’s reported revenue amounts were inaccurate, it could have a material impact on our financial statements, including financial statements for previous periods.

Revenues in future periods could vary significantly and may not cover our operating expenses.

Our revenues may fluctuate from period to period due in part to:

•	The timing of the introduction of a generic form of Elestat;

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Fluctuations in future sales of AzaSite, Restasis and Elestat due to competition, the intensity of an allergy season, disease prevalence, manufacturing difficulties, reimbursement and pricing under commercial or government plans, seasonality, or other factors that affect the sales of a product;

•	Deductions from gross sales relating to estimates of sales returns, credits and allowances, normal trade and cash discounts, managed care sales rebates and other allocated costs;

•	The duration of market exclusivity of AzaSite and Restasis;

•	The timing of approvals, if any, for other possible future products;

•	The progress toward and the achievement of developmental milestones by us or our partners;

•	The initiation of new contractual arrangements with other companies; and

•	The failure or refusal of a collaborative partner to pay royalties or milestone payments.

Inventory levels of AzaSite held by wholesalers can also cause our operating results to fluctuate unexpectedly. Although we attempt to monitor wholesaler inventory of our products, we rely upon information provided by third parties to quantify the inventory levels maintained by wholesalers. In addition, we and the wholesalers may not be effective in matching inventory levels to end-user demand. Significant differences between actual and estimated inventory levels and product demand may result in (1) inadequate or excessive (i) inventory production, (ii) product supply in distribution channels, or (iii) product availability at the retail level, and (2) unexpected increases or decreases in orders from our major customers. Any of these events may cause our revenues to fluctuate significantly from quarter to quarter, and in some cases may cause our operating results for a particular quarter to be below expectations.

If we are unable to make the scheduled principal and interest payments on our term loan facility or maintain minimum liquidity levels or compliance with other debt covenants as defined in the loan and security agreement, we may default on our debt.

As of June 30, 2010, we had net borrowings under our term loan facility of approximately $15.4 million. Our term loan facility is collateralized by substantially all of our assets, except for our intellectual property, but including all accounts, license and royalty fees and other revenues and proceeds arising from our intellectual property. Under the agreement, we are required to maintain minimum liquidity levels based on the balance of the outstanding advances. The agreement also includes a subjective acceleration clause that provides our lenders with the ability to accelerate repayment, even if we are in compliance with all conditions of the agreement, upon a material adverse change to our business, properties, assets, financial condition or results of operations. The agreement may affect our operations in several ways, including the following:

•	A portion of our cash flow from operations will be dedicated to the payment of the principal and interest on our indebtedness;

•	Our future cash flow may be insufficient to meet our required principal and interest payments;

•	We may need to raise additional capital in order to remain in compliance with the loan covenants;

•	Our ability to enter into certain transactions (including incurrences of indebtedness) may be limited; and

•	We may need to delay or reduce planned expenditures for clinical trials as well as other development and commercial activities if our current operations are not sufficient enough to service our debt.

Events of default under the loan and security agreement are not limited to, but include the following:

•	Payment default;

•	Covenant default;

•	A material adverse change in our business operations;

•	Breach of our agreements with Allergan; and

•	Judgments against us over a specified dollar amount.

In case of an uncured default, the following actions may be taken against us by the lending institutions:

•	All outstanding obligations associated with the term loan facility would be immediately due and payable;

•	Any of our balances and deposits held by the lending institutions would be applied to the obligation;

•	Balances and accounts at other financial institutions could be “held” or exclusive control could be transferred to the lending institutions; and

•	All collateral, as defined in the agreement, could be seized and disposed of.

If we continue to incur operating losses for a period longer than anticipated, or in an amount greater than anticipated, we may be unable to continue our operations.

We have experienced significant losses since inception. We incurred net losses of approximately $23.6 million for the six months ended June 30, 2010 and approximately $40.0 million for the year ended December 31, 2009, respectively. As of June 30, 2010, our accumulated deficit was approximately $424.1 million. We currently expect to incur operating losses over the next several years. We expect that losses will fluctuate from quarter to quarter and that such fluctuations may be substantial. Such fluctuations will be affected by the timing and level of the following:

•	Commercialization activities to support AzaSite and Elestat;

•	Revenues from Restasis;

•	Regulatory approvals of our product candidates;

•	Patient demand for our products and any licensed products;

•	Payments to and from licensors and corporate partners;

•	Research and development activities;

•	Investments in new technologies and product candidates; and

•	The costs involved in defending any litigation claims against, or government investigations of, us.

To achieve and sustain profitable operations, we must, alone or with others, develop successfully, obtain regulatory approval for, manufacture, introduce, market and sell our products. The time frame necessary to achieve market success is long and uncertain. We may not generate sufficient product revenues to become profitable or to sustain profitability. If the time required to achieve profitability is longer than we anticipate, we may not be able to continue our operations.

The current stock market and credit market conditions are extremely volatile and unpredictable. It is difficult to predict whether these conditions will continue or worsen, and, if so, whether the conditions would impact us and whether such impact could be material.

We have exposure to many different industries and counterparties, including commercial banks, investment banks and customers (which include wholesalers, managed care organizations and governments) that may be unstable or may become unstable in the current economic environment. Any such instability may impact these parties’ ability to fulfill contractual obligations to us or they might limit or place burdensome conditions upon future transactions with us. Customers may also reduce spending during times of economic uncertainty. Also, it is possible that suppliers may be negatively impacted. If such events were to occur, there could be a resulting material and adverse impact on our operations and results of operations.

We may decide to access the equity or debt markets to meet capital or liquidity needs. However, the constriction and volatility in these markets may restrict our future flexibility to do so when such needs arise. Further, recent economic conditions have resulted in severe downward pressure on the stock and credit markets, which could reduce the return available on invested corporate cash, which if severe and sustained could have a material and adverse impact on our results of operations and cash flows.

Our dependence on collaborative relationships may lead to delays in product development, lost revenues and disputes over rights to technology.

Our business strategy depends to some extent upon the formation of research collaborations, licensing and/or marketing arrangements. We currently have collaboration agreements with several collaborators, including Allergan, InSite Vision and Santen. The termination of any collaboration will result in the loss of any unmet development or commercial milestone payments, may lead to delays in product development and disputes over technology rights, and may reduce our ability to enter into collaborations with other potential partners. In the event we breach an agreement with a collaborator, the collaborator is entitled to terminate our agreement with them in the event we do not cure the breach within a specified period of time, which is typically 60 or 90 days from the notice date. With respect to the Allergan collaboration, in the event we become an affiliate of a third party that manufactures, markets or sells any then currently promoted prescription ophthalmic product, Allergan will have the right to terminate our Elestat co-promotion agreement, which right must be exercised within 3 months of the occurrence of such event. If we do not maintain our current collaborations, or establish additional research and development collaborations or licensing arrangements, it will be difficult to develop and commercialize potential products. Any future collaborations or licensing arrangements may not be on terms favorable to us.

Our current or any future collaborations or licensing arrangements ultimately may not be successful. Under our current strategy, and for the foreseeable future, we do not expect to develop or market products outside North America without a collaborative partner or outside our therapeutic areas of focus. We are currently considering the out-licensing of certain rights related to our cystic fibrosis program. We may be unsuccessful in out-licensing this program or we may be forced to out-license this program on terms that are not favorable to us.

It may be necessary in the future for us to obtain additional licenses to avoid infringement of third-party patents. Additionally, we may enter into license arrangements with other third parties as we build our product portfolio. We do not know the terms on which such licenses may be available, if at all.

We will continue to depend on collaborators and contractors for the preclinical study and clinical development of therapeutic products and for manufacturing and marketing of potential products. Our agreements with collaborators typically allow them some discretion in electing whether to pursue such activities. If any collaborator were to breach or terminate its agreement with us or otherwise fail to conduct collaborative activities in a timely and successful manner, the clinical development or commercialization of product candidates or research programs would be delayed or terminated. Any delay or termination in clinical development or commercialization would delay or eliminate potential product revenues relating to our product candidates.

Disputes may arise in the future over the ownership of rights to any technology developed with collaborators. These and other possible disagreements between us and our collaborators could lead to delays in the collaborative development or commercialization of products. Such disagreements could also result in litigation or require arbitration to resolve.

Failure to hire and retain key personnel may hinder our product development programs and our business efforts.

We depend on the principal members of our management and scientific staff, including Adrian Adams, our President and Chief Executive Officer and a director, and Thomas R. Staab, II, our Chief Financial Officer and Treasurer. If these people leave us, we may have difficulty conducting our operations. Our future success will depend in part on our ability to attract, hire or appoint, and retain additional personnel skilled or experienced in the pharmaceutical industry. There is significant competition for such qualified personnel and we may not be able to attract and retain such personnel.

We may not be able to successfully compete with other biotechnology companies and established pharmaceutical companies.

The biotechnology and pharmaceutical industries are intensely competitive and subject to rapid and significant technological change. There are many companies seeking to develop products for the same indications that we are working on. Our competitors in the United States and elsewhere are numerous and include, among others, major multinational pharmaceutical and chemical companies and specialized biotechnology firms.

Most of these competitors have greater resources than we do, including greater financial resources, larger research and development staffs and more experienced marketing and manufacturing organizations. In addition, most of our competitors have greater experience than we do in conducting clinical trials and obtaining FDA and other regulatory approvals. Accordingly, our competitors may succeed in obtaining FDA or other regulatory approvals for product candidates more rapidly than we do. Companies that complete clinical trials, obtain required regulatory approvals, and commence commercial sale of their drugs before we do may achieve a significant competitive advantage, including patent and FDA marketing exclusivity rights that would delay our ability to market products. Drugs resulting from our research and development efforts, or from our joint efforts with our collaborative partners, may not compete successfully with competitors’ existing products or products under development.

Our competitors may also develop technologies and drugs that are safer, more effective, or less costly than any we are developing or which would render our technology and future drugs obsolete and non-competitive. In addition, alternative approaches, such as gene therapy, in treating diseases that we have targeted, such as cystic fibrosis, may make our product candidates obsolete.

If our intellectual property protection is inadequate, the development and any possible sales of our product candidates could suffer or competitors could force our products completely out of the market.

Our business and competitive position depends on our ability to continue to develop and protect our products and processes, proprietary methods and technology and to prevent others from infringing on our patents, trademarks and other intellectual property rights. Upon the expiration or loss of patent protection for a product, we or our applicable collaborative partners may lose a significant portion of sales of that product in a short period of time as other companies manufacture generic forms of the previously protected product or manufacture similar products at lower cost, without having had to incur significant research and development costs in formulating the product. Therefore, our future financial success may depend in part on our and our partners obtaining patent protection for technologies incorporated into our products. We cannot be assured that such patents will be issued, or that any existing or future patents will be of commercial benefit. In addition, it is impossible to anticipate the breadth or degree of protection that any such patents will afford, and we cannot be assured that any such patents will not be successfully challenged in the future. If we are unsuccessful in obtaining or preserving patent protection, or if any of our products rely on unpatented proprietary technology, we cannot be assured that others will not commercialize products substantially identical to those products. We also believe that the protection of our trademarks is an important factor in product recognition and in our ability to maintain or increase market share. If we do not adequately protect our rights in our various trademarks from infringement, their value to us could be lost or diminished, seriously impairing our competitive position. Moreover, the laws of certain foreign countries do not protect our intellectual property rights to the same extent as the laws of the United States.

Certain of our patents are use patents containing claims covering methods of treating disorders and diseases by administering therapeutic chemical compounds. Use patents may provide limited protection for commercial efforts in the United States, but may afford a lesser degree of protection, if any, in other countries due to their patent laws. Besides our use patents, we have patents and patent applications covering compositions (new chemical compounds), pharmaceutical formulations and processes for manufacturing our new chemical compounds. Many of the chemical compounds included in the claims of our use patents and process applications were known in the scientific community prior to our patent applications. None of our composition patents or patent applications covers these previously known chemical compounds, which are in the public domain. As a result, competitors may be able to commercialize products that use the same previously known chemical compounds used by us for the treatment of disorders and diseases not covered by our use patents. Such competitors’ activities may reduce our revenues.

Third parties may challenge, invalidate or circumvent our patents and patent applications relating to our products, product candidates or technologies at any time. If we must defend a patent suit, or if we choose to initiate a suit to have a third-party patent declared invalid, or allege infringement of our patents, we may need to make considerable expenditures of money and expend considerable management time in litigation. We believe that there is significant litigation in the pharmaceutical and biotechnology industry regarding patent and other intellectual property rights. A patent does not provide the patent holder with freedom to operate in a way that infringes the patent rights of others. We may be accused of patent infringement at any time. A judgment against us in a patent infringement action could cause us to pay monetary damages, require us to obtain licenses, or prevent us from manufacturing or marketing the affected products. In addition, we may need to initiate litigation to enforce our proprietary rights against others. Initiation of litigation may result in considerable expenditures of money and management time and may result in our patents being declared invalid. Further, we may need to participate in interference proceedings in the U.S. Patent and Trademark Office, or USPTO, to determine the priority of invention of any of our technologies.

Our ability to develop sufficient patent rights in our pharmaceutical, biopharmaceutical and biotechnology products to support commercialization efforts is uncertain and involves complex legal and factual questions. For instance, the USPTO examiners may not allow our claims in examining our patent applications. If we have to appeal a decision to the USPTO’s Appeals Board for a final determination of patentability, we could incur significant legal fees. Lengthy and uncertain patent prosecutions, including the utilization of the appeals process, can add uncertainty, delay and expense to the process of obtaining intellectual property rights for our products, and as such may add delay and uncertainty to the development program for any such product.

Use of our products may result in product liability claims for which we may not have adequate insurance coverage.

Manufacturing, marketing and sale of our products or conducting clinical trials of our product candidates may expose us to liability claims from the use of those products and product candidates. Product liability claims could result in the imposition of substantial liability on us, a recall of products, or a change in the indications for which they may be used. Although we carry product liability insurance and clinical trial liability insurance, we, or our collaborators, may not maintain sufficient insurance to cover these potential claims. We do not have the financial resources to self-insure and it is unlikely that we will have these financial resources in the foreseeable future. If we are unable to protect against potential product liability claims adequately, we may find it difficult or impossible to continue to commercialize our products or the product candidates we develop. If claims or losses exceed our liability insurance coverage, there could be a resulting material adverse effect on our business.

Insurance coverage is increasingly more costly and difficult to obtain or maintain.

While we currently have insurance for our business, property, directors and officers, and our products, insurance is increasingly more costly and narrower in scope, and we may be required to assume more risk in the future. If we are subject to claims or suffer a loss or damage in excess of our insurance coverage, we will be required to share that risk in excess of our insurance limits. If we are subject to claims or suffer a loss or damage that is outside of our insurance coverage, we may incur significant uninsured costs associated with loss or damage that could have an adverse effect on our operations and financial position. Furthermore, any claims made on our insurance policies may impact our ability to obtain or maintain insurance coverage at reasonable costs or at all.

Risks Related to Our Stock

Our common stock price has been volatile and your investment in our stock may decline in value.

The market price of our common stock has been volatile. These fluctuations create a greater risk of capital losses for our stockholders as compared to less volatile stocks. Factors that have caused volatility and could cause additional volatility in the market price of our common stock include among others:

•	Announcements made by us concerning results of clinical trials with our product candidates;

•	Announcements regarding the commercialization of AzaSite;

•	Announcements regarding potential FDA approval (or lack thereof) of Prolacria, denufosol or any of our product candidates;

•	Market acceptance and market share of AzaSite, Restasis and Elestat;

•	The timing of the introduction of a generic form of Elestat;

•	Duration of market exclusivity of AzaSite and Restasis;

•	Volatility in other securities including pharmaceutical and biotechnology securities;

•	Changes in government regulations;

•	Regulatory actions and/or investigations;

•	Changes in the development priorities of our collaborators that result in changes to, or termination of, our agreements with such collaborators;

•	Developments concerning proprietary rights including patents by us or our competitors;

•	Variations in our operating results;

•	FDA approval of other treatments for the same indication as any one of our product candidates;

•	Business development activities; and

•	Litigation.

Extreme price and volume fluctuations occur in the stock market from time to time that can particularly affect the prices of biotechnology companies. These extreme fluctuations are sometimes unrelated to the actual performance of the affected companies.

Warburg is able to exercise substantial control over our business.

Warburg Pincus Private Equity IX, L.P., or Warburg, holds 22,907,488 shares of our common stock, which represented approximately 28% of our outstanding common stock as of June 30, 2010. Warburg and its affiliates may acquire the lesser of: (x) 32.5% of our voting securities on a fully diluted basis and (y) 34.9% of our then outstanding voting securities, without triggering the provisions of our stockholder rights plan. Warburg has the right to designate one person for election to our Board of Directors for so long as Warburg owns a significant percentage of our securities. Pursuant to this right, Jonathan S. Leff serves as a Class C member of the Board of Directors. Pursuant to a Securities Purchase Agreement, dated July 17, 2007, for so long as Warburg owns at least 10% of the shares of common stock issued upon the exchange of Exchangeable Preferred Stock it acquired in July 2007, it will have subscription rights to acquire a pro rata amount of future issuances of equity securities by us, subject to certain exceptions. As a result of the foregoing, Warburg is able to exercise substantial influence over our business, policies and practices.

Our existing principal stockholders hold a substantial amount of our common stock and may be able to influence significant corporate decisions, which may conflict with the interest of other stockholders.

As of June 30, 2010, our current 5% and greater stockholders (which includes Warburg) and their affiliates beneficially owned approximately 43% of our outstanding common stock. These stockholders, if they act together, may be able to influence the outcome of matters requiring approval of the stockholders, including the election of our directors and other corporate actions such as:

•	a merger or corporate combination with or into another company;

•	a sale of substantially all of our assets; and

•	amendments to our certificate of incorporation.

The decisions of these individual stockholders may conflict with our interests or those of our other stockholders.

Future sales and issuances of securities may dilute the ownership interests of our current stockholders and cause our stock price to decline.

Future sales of our common stock by current stockholders into the public market could cause the market price of our stock to fall. As of June 30, 2010, there were 82,822,007 shares of our common stock outstanding. We may from time to time issue securities in relation to a license arrangement, collaboration, merger or acquisition.

As of June 30, 2010, there were 13,117,918 stock options and restricted stock units outstanding and 8,448,927 shares available for issuance under our Amended and Restated 2010 Equity Compensation Plan. The shares underlying existing stock options and restricted stock units and possible future stock options, stock appreciation rights and stock awards have been registered pursuant to registration statements on Form S-8.

If some or all of such shares are sold or otherwise issue into the public market over a short period of time, our current stockholders’ ownership interests may be diluted and the value of all publicly traded shares is likely to decline, as the market may not be able to absorb those shares at then-current market prices. Additionally, such sales and issuances may make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable, or at all.

Our Rights Agreement, the provisions of our Change in Control Severance Benefit Plans, the anti-takeover provisions in our Amended and Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws, standstill agreements, and our right to issue preferred stock, may discourage a third party from making a take-over offer that could be beneficial to us and our stockholders and may make it difficult for stockholders to replace our Board of Directors and effect a change in our management if they desire to do so.

In October 2002, we entered into a Rights Agreement with Computershare Trust Company. The Rights Agreement could discourage, delay or prevent a person or group from acquiring 15% or more of our common stock. The Rights Agreement provides that if a person acquires 15% or more of our common stock without the approval of our Board of Directors, all other stockholders will have the right to purchase securities from us at a price that is less than its fair market value, which would substantially reduce the value of our common stock owned by the acquiring person. As a result, our Board of Directors has significant discretion to approve or disapprove a person’s efforts to acquire 15% or more of our common stock. In connection with the transaction with Warburg, we and Computershare entered into a First Amendment to Rights Agreement which provides that Warburg and its affiliates will be exempt from the definition of an “Acquiring Person” under the Rights Agreement, unless Warburg or certain of its affiliates becomes the beneficial owner of the lesser of: (x) 32.5% of our voting securities on a fully diluted basis and (y) 34.9% of our then outstanding voting securities. In addition to Warburg’s ability to exercise substantial control over our business, the First Amendment to Rights Agreement could further discourage, delay or prevent a person or group from acquiring 15% or more of our common stock. As part of the same transaction with Warburg, we entered into a standstill agreement, dated July 20, 2007, pursuant to which Warburg and certain of its affiliates agreed for three years not to increase their holdings of our common stock beyond the levels described above in the First Amendment to Rights Agreement. On August 4, 2009, we amended the standstill agreement to extend its term until August 4, 2012.

Our employees are covered under Change in Control Severance Benefit Plans which provide severance benefits in the event they are terminated after a change in control. In addition, the Company’s Executive Employment Agreements with Mr. Adams, our President and Chief Executive Officer, and Mr. Koven, our Executive Vice President and Chief Administrative and Legal Officer, provide for severance benefits in the event of a change of control. These arrangements would increase the acquisition costs to a purchasing company that triggers the change in control provisions and as a result, may discourage, delay or prevent a change in control.

Our Amended and Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws contain provisions which could discourage, delay or prevent a third party from acquiring shares of our common stock or replacing members of our Board of Directors. Our Amended and Restated Certificate of Incorporation, as amended, allows our Board of Directors to issue shares of preferred stock. Our Board of Directors can determine the price, rights, preferences and privileges of those shares without any further vote or action by the stockholders. As a result, our Board of Directors could make it difficult for a third party to acquire a majority of our outstanding voting stock. Since management is appointed by the Board of Directors, any inability to effect a change in the Board of Directors may result in the entrenchment of management.

Our Amended and Restated Certificate of Incorporation, as amended, also provides that the members of the Board will be divided into three classes. Each year, the terms of approximately one-third of the directors will expire. Our Amended and Restated Bylaws include director nomination procedures and do not permit our stockholders to call a special meeting of stockholders. The staggering of directors’ terms of office, the director nomination procedures and the inability of stockholders to call a special meeting may make it difficult for stockholders to remove or replace the Board of Directors should they desire to do so. The director nomination requirements include a provision that requires stockholders give advance notice to our Secretary of any nominations for director or other business to be brought by stockholders at any stockholders’ meeting. Our directors may be removed from our Board of Directors only for cause. These provisions may discourage, delay or prevent changes of control or management, either by third parties or by stockholders seeking to change control or management.

In the ordinary course of our business, from time to time we discuss possible collaborations, licenses and other transactions with various third parties, including pharmaceutical companies and biotechnology companies. When we deem it appropriate, we enter into standstill agreements with such third parties in relation to the discussions. These standstill agreements, several of which are currently in force, typically prohibit such parties from acquiring our securities for a period of time.

We are also subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law. Under these provisions, if anyone becomes an “interested stockholder”, we may not enter a “business combination” with that person for three years without special approval, which could discourage a third party from making a take-over offer and could delay or prevent a change of control. For purposes of Section 203, “interested stockholder” means, generally, someone owning 15% or more of our outstanding voting stock or an affiliate of ours that owned 15% or more of our outstanding voting stock during the past three years, subject to certain exceptions as described in Section 203. In connection with our prior sale of stock to Warburg, we agreed to waive Warburg’s acquisition of securities from the provisions of Section 203 of the Delaware General Corporation Law.

FORWARD LOOKING INFORMATION

This prospectus, including the documents that we incorporate by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and within the meaning of Section 21E of the Exchange Act that are subject to the “safe harbor” created by those sections. Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “believe,” “expect,” “future” and “intend” and similar expressions to identify forward-looking statements. There are a number of important factors that could cause our actual results to differ materially from those indicated by any forward-looking statements, including, without limitation, the risk factors listed above and other factors presented throughout this prospectus and any other documents filed by us with the Securities and Exchange Commission.

Because the risk factors referred to above, as well as the risk factors incorporated by reference, could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

USE OF PROCEEDS

Unless the applicable prospectus supplement states otherwise, we expect to use the net proceeds of the sale of these securities for general corporate purposes, which may include repayment of existing indebtedness, working capital, capital expenditures, acquisitions, joint ventures and stock repurchase programs. As of the date of this prospectus, we have not identified as probable any specific material proposed uses of these proceeds. If, as of the date of any prospectus supplement, we have identified any such uses, we will describe them in the prospectus supplement. The amount of securities offered from time to time pursuant to this prospectus and any prospectus supplement, and the precise amounts and timing of the application of net proceeds from the sale of those securities, will depend upon our funding requirements. If we elect at the time of an issuance of securities to make different or more specific use of proceeds than described in this prospectus, such use will be described in the prospectus supplement relating to those securities.

DESCRIPTION OF SECURITIES

We may sell from time to time, in one or more offerings, common stock, preferred stock, debt securities, depositary shares, and securities warrants, all in a dollar amount that does not exceed, in the aggregate, $150,000,000. This prospectus contains only a summary of the securities we may offer. The specific terms of any securities actually offered for sale, together with the terms of that offering, the initial price and the net proceeds to us from the sale of these securities, will be set forth in an accompanying prospectus supplement. That prospectus supplement also will contain information, where applicable, about material United States federal income tax considerations relating to the securities, and the securities exchange, if any, on which the securities will be listed. This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.

Description of Common Stock

This section describes the general terms of our common stock. A prospectus supplement may provide information that is different from this prospectus. If the information in the prospectus supplement with respect to our common stock being offered differs from this prospectus, you should rely on the information in the prospectus supplement. A copy of our Amended and Restated Certificate of Incorporation has been incorporated by reference from our filings with the SEC as an exhibit to the registration statement. Our common stock and the rights of the holders of our common stock are subject to the applicable provisions of the Delaware General Corporation Law (which we refer to as “Delaware law”), our Amended and Restated Certificate of Incorporation, our Amended and Restated Bylaws, the rights of the holders of our preferred stock, if any, as well as the terms of any applicable indebtedness.

As of June 30, 2010, under our Amended and Restated Certificate of Incorporation, we had the authority to issue 200,000,000 shares of common stock, par value $0.001 per share, of which 82,822,007 shares were outstanding. In addition, as of June 30, 2010, there were 13,117,918 stock options and restricted stock units outstanding and 8,448,927 shares available for issuance under our Amended and Restated 2010 Equity Compensation Plan. The shares underlying existing stock options and restricted stock units and possible future stock options, stock appreciation rights and stock awards have been registered pursuant to registration statements on Form S-8.

The following description of our common stock, and any description of our common stock in a prospectus supplement may not be complete and is subject to, and qualified in its entirety by reference to, Delaware law and the actual terms and provisions contained in our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as amended from time to time.

Preemptive Rights

The holders of our common stock do not have preemptive rights to purchase or subscribe for any stock or other securities of ours; provided, however, that pursuant to a Securities Purchase Agreement, dated July 17, 2007, for so long as Warburg owns at least 10% of the shares of common stock issued upon the exchange of Exchangeable Preferred Stock it acquired in July 2007, it will have subscription rights to acquire a pro rata amount of future issuances of equity securities by us, subject to certain exceptions.

Voting Rights

Each outstanding share of our common stock is entitled to one vote per share of record on all matters to be voted upon by stockholders and to vote together as a single class for the election of directors and in respect of other corporate matters. At a meeting of stockholders at which a quorum is present, for all matters other than the election of directors, a majority of the votes cast decides all questions, unless the matter is one upon which a different vote is required by express provision of Delaware law or our Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws. Directors will be elected by a plurality of the votes of the shares present at a meeting. There is no cumulative voting with respect to the election of directors or any other matter.

Dividends

Holders of our common stock are entitled to receive dividends or other distributions when and if declared by our board of directors. The right of our board of directors to declare dividends, however, is subject to any rights of the holders of other classes of our capital stock, the consent of the lenders under the December 22, 2006 loan and security agreement discussed below, and the availability of sufficient funds under Delaware law to pay dividends.

Anti-Takeover Effects of Provisions of the Charter and Bylaws and of Delaware Law

Certificate of Incorporation and Bylaws

Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws contain provisions which could delay or prevent a third party from acquiring shares of our common stock or replacing members of our board of directors. Our Amended and Restated Certificate of Incorporation allows our board of directors to issue shares of preferred stock. Our board of directors can determine the price, rights, preferences, and privileges of those shares without any further vote or action by the stockholders. As a result, our board of directors could make it difficult for a third party to acquire a majority of our outstanding voting stock. Since management is appointed by the board of directors, any inability to effect a change in the board of directors may result in the entrenchment of management.

Our Amended and Restated Certificate of Incorporation also provides that the members of the board will be divided into three classes. Each year the terms of approximately one-third of the directors will expire. Our Amended and Restated Bylaws include director nomination procedures and do not permit our stockholders to call a special meeting of stockholders. Under the Amended and Restated Bylaws, only our chief executive officer, president, chairman of the board, vice-chairman of the board, if any, or a majority of the board of directors are able to call special meetings. The staggering of directors’ terms of office, the director nomination procedures, and the inability of stockholders to call a special meeting may make it difficult for stockholders to remove or replace the board of directors should they desire to do so. The director nomination requirements include a provision that requires stockholders give advance notice to our secretary of any nominations for director or other business to be brought by stockholders at any stockholders’ meeting. Our directors may be removed from our board of directors only for cause. These provisions may delay or prevent changes of control or management, either by third parties or by stockholders seeking to change control or management.

Series H Preferred Stock

In October 2002, we entered into a Rights Agreement with Computershare Trust Company. The Rights Agreement could discourage, delay or prevent a person or group from acquiring 15% or more of our common stock. The Rights Agreement provides that if a person acquires 15% or more of our common stock without the approval of our board of directors, all other stockholders will have the right to purchase securities from us at a price that is less than its fair market value, which would substantially reduce the value of our common stock owned by the acquiring person. As a result, our board of directors has significant discretion to approve or disapprove a person’s efforts to acquire 15% or more of our common stock.

Delaware Anti-Takeover Statute

We are a Delaware corporation subject to Section 203 of the Delaware General Corporation Law. Under Section 203, some business combinations between a Delaware corporation whose stock generally is publicly-traded or held of record by more than 2,000 stockholders and an interested stockholder are prohibited for a three-year period following the date that the stockholder became an interested stockholder, unless:

•	the corporation has elected in its Amended and Restated Certificate of Incorporation not to be governed by Section 203;

•	the board of directors of the corporation approved the transaction which resulted in the stockholder becoming an interested stockholder before the stockholder became an interested stockholder;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the commencement of the transaction, excluding voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have a confidential right to tender stock held by the plan in a tender or exchange offer; or

•	the board of directors approves the business combination and holders of two-thirds of the voting stock which the interested stockholder did not own authorize the business combination at a meeting.

We have not made an election in our amended and restated certificate of incorporation to opt out of Section 203. In addition to the above exceptions to Section 203, the three-year prohibition does not apply to some business combinations proposed by an interested stockholder following the announcement or notification of an extraordinary transaction involving the corporation and a person who was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation’s directors. For the purposes of Section 203, a business combination generally includes mergers or consolidations, transactions involving the assets or stock of the corporation or its majority-owned subsidiaries and transactions which increase an interested stockholder’s percentage ownership of stock. Also, an interested stockholder generally includes a stockholder who becomes beneficial owner of 15% or more of a Delaware corporation’s voting stock, together with the affiliates or associates of that stockholder.

Limitation of Liability and Indemnification

Our Amended and Restated Certificate of Incorporation limits the liability of our directors to the maximum extent permitted by Delaware law. Delaware law provides that directors will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

•	any breach of their duty of loyalty to the corporation or its stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.

This provision has no effect on any non-monetary remedies that may be available to us or our stockholders, nor does it relieve us or our officers or directors from compliance with federal or state securities laws.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, may be permitted to directors, officers or persons controlling us under the provisions that we describe above or otherwise, we have been informed that in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Listing

We list our common stock on the Nasdaq Global Market under the symbol “ISPH”.

Description of Preferred Stock

This section describes the general terms of our preferred stock to which any prospectus supplement may relate. A prospectus supplement will describe the terms relating to any preferred stock to be offered by us in greater detail, and may provide information that is different from this prospectus. If the information in the prospectus supplement with respect to the particular preferred stock being offered differs from this prospectus, you should rely on the information in the prospectus supplement. A copy of our Amended and Restated Certificate of Incorporation has been incorporated by reference from our filings with the SEC as an exhibit to the registration statement. A certificate of amendment to the Amended and Restated Certificate of Incorporation will specify the terms of the preferred stock being offered, and will be filed or incorporated by reference as an exhibit to the registration statement before the preferred stock is issued. The following description of our preferred stock, and any description of the preferred stock in a prospectus supplement may not be complete and is subject to, and qualified in its entirety by reference to, Delaware law and the actual terms and provisions contained in our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as amended from time to time.

As of June 30, 2010 under our Amended and Restated Certificate of Incorporation, we had the authority to issue 1,859,814 shares of preferred stock, par value $0.001 per share, which are issuable in series on terms to be determined by our board of directors, of which 200,000 shares are designated as series H preferred stock. Accordingly, our board of directors is authorized, without action by the stockholders, to issue preferred stock from time to time with the dividend, liquidation, conversion, voting, and other rights and restrictions as it may determine. All shares of any one series of our preferred stock will be identical, except that shares of any one series issued at different times may differ as to the dates from which dividends may be cumulative. All series shall rank equally and shall provide for other terms as described in the applicable prospectus supplement.

If our board of directors decides to issue any preferred stock, it may discourage or make more difficult a merger, tender offer, business combination or proxy contest, assumption of control by a holder of a large block of our securities or the removal of incumbent management, even if these events were favorable to the interests of stockholders. Our board of directors, without stockholder approval, may issue preferred stock with voting and conversion rights and dividend and liquidation preferences which may adversely affect the holders of common stock.

The following description of our preferred stock, and any description of our preferred stock in a prospectus supplement may not be complete and is subject to, and qualified in its entirety by reference to, Delaware law and the actual terms and provisions contained in our amended and restated certificate of incorporation and bylaws, each as amended from time to time.

Terms

Unless provided in a supplement to this prospectus, the shares of our preferred stock to be issued will have no preemptive rights. Any prospectus supplement offering our preferred stock will furnish the following information with respect to the preferred stock offered by that prospectus supplement:

•	number of shares of preferred stock to be issued and the offering price of the preferred stock;

•	the title and stated value of the preferred stock;

•	dividend rights;

•	dividend rates, periods, or payment dates, or methods of calculation of dividends applicable to the preferred stock;

•	the date from which distributions on the preferred stock shall accumulate, if applicable;

•	right to convert the preferred stock into a different type of security;

•	voting rights attributable to the preferred stock;

•	rights and preferences upon our liquidation or winding up of our affairs;

•	terms of redemption;

•	the procedures for any auction and remarketing, if any, for the preferred stock;

•	the provisions for a sinking fund, if any, for the preferred stock;

•	any listing of the preferred stock on any securities exchange;

•	the terms and conditions, if applicable, upon which the preferred stock will be convertible into our common stock, including the conversion price (or manner of calculation thereof);

•	a discussion of federal income tax considerations applicable to the preferred stock;

•

the relative ranking and preferences of the preferred stock as to distribution rights (including whether any liquidation preference as to the preferred stock will be treated as a liability for purposes of determining the availability of assets for distributions to holders of stock ranking junior to the shares of preferred stock as to distribution rights);

•

any limitations on issuance of any series of preferred stock ranking senior to or on a parity with the series of preferred stock being offered as to distribution rights and rights upon the liquidation, dissolution or winding up or our affairs; and

•	any other specific terms, preferences, rights, limitations or restrictions of the preferred stock.

Rank

Unless otherwise indicated in the applicable supplement to this prospectus, shares of our preferred stock will rank, with respect to payment of distributions and rights upon our liquidation, dissolution or winding up, and allocation of our earnings and losses:

•	senior to all classes or series of our common stock, and to all of our equity securities ranking junior to the preferred stock;

•	on a parity with all equity securities issued by us, the terms of which specifically provide that these equity securities rank on a parity with the preferred stock; and

•	junior to all equity securities issued by us, the terms of which specifically provide that these equity securities rank senior to the preferred stock.

Distributions

Subject to any preferential rights of any outstanding stock or series of stock and consistent with the December 22, 2006 loan and security agreement discussed below, our preferred stockholders are entitled to receive distributions, when and as authorized by our board of directors, out of legally available funds, and share pro rata based on the number of preferred shares, common stock and other parity equity securities outstanding.

Voting Rights

Unless otherwise indicated in the applicable supplement to this prospectus, holders of our preferred stock will not have any voting rights.

Liquidation Preference

Upon the voluntary or involuntary liquidation, dissolution or winding up of our affairs, then, before any distribution or payment shall be made to the holders of any common stock or any other class or series of stock ranking junior to the preferred stock in our distribution of assets upon any liquidation, dissolution or winding up, the holders of each series of our preferred stock are entitled to receive, after payment or provision for payment of our debts and other liabilities, out of our assets legally available for distribution to stockholders, liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable supplement to this prospectus), plus an amount, if applicable, equal to all distributions accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if the preferred stock does not have a cumulative distribution). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of preferred stock will have no right or claim to any of our remaining assets. In the event that, upon our voluntary or involuntary liquidation, dissolution or winding up, the legally available assets are insufficient to pay the amount of the liquidating distributions on all of our outstanding preferred stock and the corresponding amounts payable on all of our stock of other classes or series of equity security ranking on a parity with the preferred stock in the distribution of assets upon liquidation, dissolution or winding up, then the holders of our preferred stock and all other such classes or series of equity security shall share ratably in the distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

If the liquidating distributions are made in full to all holders of preferred stock, our remaining assets shall be distributed among the holders of any other classes or series of equity security ranking junior to the preferred stock upon our liquidation, dissolution, or winding up, according to their respective rights and preferences and in each case according to their respective number of shares of stock.

Conversion Rights

The terms and conditions, if any, upon which shares of any series of preferred stock are convertible into other securities will be set forth in the applicable supplement to this prospectus. These terms will include the amount and type of security into which the shares of preferred stock are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the preferred stock or us, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of that preferred stock.

Redemption

If so provided in the applicable supplement to this prospectus, our preferred stock will be subject to mandatory redemption or redemption at our option, in whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such supplement to this prospectus.

Description of Debt Securities

We may issue debt securities under an indenture between us and a U.S. banking institution, as the indenture trustee. Each indenture will be subject to, and governed by, the Trust Indenture Act of 1939, as amended, and we may supplement the indenture from time to time after we execute them.

This prospectus summarizes what we believe to be the material provisions of the indenture and the debt securities that we may issue under the indenture. This summary is not complete and may not describe all of the provisions of the indenture or of any of the debt securities that might be important to you. For additional information, you should carefully read the forms of indenture that are incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part.

When we offer to sell a particular series of debt securities, we will describe the specific terms of those debt securities in a supplement to this prospectus. We will also indicate in the supplement whether the general terms in this prospectus apply to a particular series of debt securities. Accordingly, for a description of the terms of a particular issue of debt securities, you should carefully read both this prospectus and the applicable supplement.

General

Within the total dollar amount of this shelf registration statement, we may issue an unlimited principal amount of debt securities in separate series. We may specify a maximum aggregate principal amount for the debt securities of any series. The debt securities will have terms that are consistent with the indentures. Senior debt securities will be unsecured and unsubordinated obligations and will rank equal with all our other unsecured and unsubordinated debt. Subordinated debt securities will be paid only if all payments due under our senior indebtedness, including any outstanding senior debt securities, have been made.

The indentures might not limit the amount of other debt that we may incur or whether that debt is senior to the debt securities offered by this prospectus, and might not contain financial or similar restrictive covenants. The indentures might not contain any provision to protect holders of debt securities against a sudden or dramatic decline in our ability to pay our debt.

In December 2006, we entered into a loan and security agreement with two financial institutions, which provided us a term loan facility in an aggregate amount of $40,000,000. In June 2007, we amended the loan and security agreement to enable it to draw upon a new supplemental term loan facility in the amount $20,000,000 which effectively increased the total term loan facility to $60,000,000. We borrowed the full $60,000,000 available under the term loan facility. The interest rates associated with the individual borrowings under the facility range from approximately 7.6% to 8.0%. As of June 30, 2010, we had net borrowings under the term loan facility of $15,400,000. The final maturity date for all loan advances under the original term loan facility and the supplemental term loan facility is March 2011. As a result, the full amount of net borrowings as of June 30, 2010 has been classified as short-term debt. In addition, we are obligated to make a final payment of $1,200,000 equal to 2% of the original principal amount borrowed.

The loan and security agreement contains a financial covenant that requires use to maintain certain levels of liquidity based on our cash, investment and accounts receivable balances, as well as negative covenants that may limit us from assuming additional indebtedness and entering into other transactions as defined in the agreement. In order to undertake such activities, we may need to obtain the prior written consent of the agent for the lenders. In addition to other financial and non-financial covenants within the agreement, the agreement contains a subjective acceleration clause such that repayment could be accelerated upon a material adverse change to the business, properties, assets, financial condition or results of operations of the Company. We may not consummate any offering of equity securities, whether in a single transaction or a series of related transactions, following which the persons who were our stockholders immediately preceding such securities offering would, on a fully diluted basis, beneficially own less than fifty (50) percent of our common stock immediately after giving effect to such transaction or transactions. Subject to certain exceptions for permitted debt including subordinated debt, we may not create, incur, assume or be liable for any indebtedness, which is defined in part to include any obligations evidenced by notes, bonds, debentures or similar instruments, under the terms of the loan and security agreement. We may not directly or indirectly pay any dividends or distributions with respect to any capital stock. Furthermore, we may not directly or indirectly enter into any material transaction with a third party who is our affiliate, unless the transaction is in the ordinary course of our business, upon fair and reasonable terms that are no less favorable than would be obtained in an arm’s length transaction with a non-affiliate. An affiliate is defined as a person that owns or controls us directly or indirectly, or any person that controls, is controlled by or under common control with us.

The prospectus supplement will describe the debt securities and the price or prices at which we will offer the debt securities. The description will include:

•	the title and form of the debt securities;

•	any limit on the aggregate principal amount of the debt securities or the series of which they are a part;

•	the person to whom any interest on a debt security of the series will be paid;

•	the date or dates on which we must repay the principal;

•	the rate or rates at which the debt securities will bear interest;

•	the date or dates from which interest will accrue, and the dates on which we must pay interest;

•	the place or places where we must pay the principal and any premium or interest on the debt securities;

•	the terms and conditions on which we may redeem any debt security, if at all;

•	any obligation to redeem or purchase any debt securities, and the terms and conditions on which we must do so;

•	the denominations in which we may issue the debt securities;

•	the manner in which we will determine the amount of principal of or any premium or interest on the debt securities;

•	the currency in which we will pay the principal of and any premium or interest on the debt securities;

•	the principal amount of the debt securities that we will pay upon declaration of acceleration of their maturity;

•

the amount that will be deemed to be the principal amount for any purpose, including the principal amount that will be due and payable upon any maturity or that will be deemed to be outstanding as of any date;

•	if applicable, that the debt securities are defeasible and the terms of such defeasance;

•	if applicable, the terms of any right to convert debt securities into, or exchange debt securities for, shares of our debt securities, preferred stock or common stock or other securities or property;

•	whether we will issue the debt securities in the form of one or more global securities and, if so, the respective depositaries for the global securities and the terms of the global securities;

•	the subordination provisions that will apply to any subordinated debt securities;

•

any addition to or change in the events of default applicable to the debt securities and any change in the right of the trustee or the holders to declare the principal amount of any of the debt securities due and payable;

•	any addition to or change in the covenants in the indentures; and

•	any other terms of the debt securities not inconsistent with the applicable indentures.

We may sell the debt securities at a substantial discount below their stated principal amount. We will describe U.S. federal income tax considerations, if any, applicable to debt securities sold at an original issue discount in the prospectus supplement. An “original issue discount security” is any debt security sold for less than its face value, and which provides that the holder cannot receive the full face value if maturity is accelerated. The prospectus supplement relating to any original issue discount securities will describe the particular provisions relating to acceleration of the maturity upon the occurrence of an event of default. In addition, we will describe U.S. federal income tax or other considerations applicable to any debt securities that are denominated in a currency or unit other than U.S. dollars in the prospectus supplement.

Conversion and Exchange Rights

The prospectus supplement will describe, if applicable, the terms on which you may convert debt securities into or exchange them for debt securities, preferred stock and common stock or other securities or property. The conversion or exchange may be mandatory or may be at your option. The prospectus supplement will describe how the amount of debt securities, number of shares of preferred stock and common stock or other securities or property to be received upon conversion or exchange would be calculated.

Subordination of Subordinated Debt Securities

The indebtedness underlying any subordinated debt securities will be payable only if all payments due under our senior indebtedness, as defined in the applicable indenture and any indenture supplement, including any outstanding senior debt securities, have been made. If we distribute our assets to creditors upon any dissolution, winding-up, liquidation or reorganization or in bankruptcy, insolvency, receivership or similar proceedings, we must first pay all amounts due or to become due on all senior indebtedness before we pay the principal of, or any premium or interest on, the subordinated debt securities. In the event the subordinated debt securities are accelerated because of an event of default, we may not make any payment on the subordinated debt securities until we have paid all senior indebtedness or the acceleration is rescinded. If the payment of subordinated debt securities accelerates because of an event of default, we must promptly notify holders of senior indebtedness of the acceleration.

If we experience a bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of subordinated debt securities may receive less, ratably, than our other creditors. The indenture for subordinated debt securities may not limit our ability to incur additional senior indebtedness.

Form, Exchange, and Transfer

We will issue debt securities only in fully registered form, without coupons, and only in denominations of $1,000 and integral multiples thereof, unless the prospectus supplement provides otherwise. The holder of a debt security may elect, subject to the terms of the indentures and the limitations applicable to global securities, to exchange them for other debt securities of the same series of any authorized denomination and of similar terms and aggregate principal amount.

Holders of debt securities may present them for exchange as provided above or for registration of transfer, duly endorsed or with the form of transfer duly executed, at the office of the transfer agent we designate for that purpose. We will not impose a service charge for any registration of transfer or exchange of debt securities, but we may require a payment sufficient to cover any tax or other governmental charge payable in connection with the transfer or exchange. We will name the transfer agent in the prospectus supplement. We may designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, but we must maintain a transfer agent in each place where we will make payment on debt securities.

If we redeem the debt securities, we will not be required to issue, register the transfer of or exchange any debt security during a specified period prior to mailing a notice of redemption. We are not required to register the transfer of or exchange of any debt security selected for redemption, except the unredeemed portion of the debt security being redeemed.

Global Securities

The debt securities may be represented, in whole or in part, by one or more global securities that will have an aggregate principal amount equal to that of all debt securities of that series. Each global security will be registered in the name of a depositary identified in the prospectus supplement. We will deposit the global security with the depositary or a custodian, and the global security will bear a legend regarding the restrictions on exchanges and registration of transfer.

No global security may be exchanged in whole or in part for debt securities registered, and no transfer of a global security in whole or in part may be registered, in the name of any person other than the depositary or any nominee or successor of the depositary unless:

•	the depositary is unwilling or unable to continue as depositary; or

•	the depositary is no longer in good standing under the Exchange Act or other applicable statute or regulation.

The depositary will determine how all securities issued in exchange for a global security will be registered.

As long as the depositary or its nominee is the registered holder of a global security, we will consider the depositary or the nominee to be the sole owner and holder of the global security and the underlying debt securities. Except as stated above, owners of beneficial interests in a global security will not be entitled to have the global security or any debt security registered in their names, will not receive physical delivery of certificated debt securities and will not be considered to be the owners or holders of the global security or underlying debt securities. We will make all payments of principal, premium and interest on a global security to the depositary or its nominee. The laws of some jurisdictions require that some purchasers of securities take physical delivery of such securities in definitive form. These laws may prevent you from transferring your beneficial interests in a global security.

Only institutions that have accounts with the depositary or its nominee and persons that hold beneficial interests through the depositary or its nominee may own beneficial interests in a global security. The depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants. Ownership of beneficial interests in a global security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or any such participant.

The policies and procedures of the depositary may govern payments, transfers, exchanges and others matters relating to beneficial interests in a global security. We and the trustee will assume no responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a global security.

Payment and Paying Agents

We will pay principal and any premium or interest on a debt security to the person in whose name the debt security is registered at the close of business on the regular record date for such interest.

We will pay principal and any premium or interest on the debt securities at the office of our designated paying agent. Unless the prospectus supplement indicates otherwise, the corporate trust office of the trustee will be the paying agent for the debt securities.

Any other paying agents we designate for the debt securities of a particular series will be named in the prospectus supplement. We may designate additional paying agents, rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, but we must maintain a paying agent in each place of payment for the debt securities.

The paying agent will return to us all money we pay to it for the payment of the principal, premium or interest on any debt security that remains unclaimed for a specified period. Thereafter, the holder may look only to us for payment, as an unsecured general creditor.

Consolidation, Merger, and Sale of Assets

Under the terms of the form indentures, so long as any securities remain outstanding, we may not consolidate or enter into a share exchange with or merge into any other person, in a transaction in which we are not the surviving corporation, or sell, convey, transfer or lease our properties and assets substantially as an entirety to any person, unless:

•	the successor assumes our obligations under the debt securities and the indentures; and

•	we meet the other conditions described in the indentures.

Events of Default

Each of the following will constitute an event of default under each indenture:

•	failure to pay the principal of or any premium on any debt security when due;

•	failure to pay any interest on any debt security when due, for more than a specified number of days past the due date;

•	failure to deposit any sinking fund payment when due;

•

failure to perform any covenant or agreement in the indenture that continues for a specified number of days after written notice has been given by the trustee or the holders of a specified percentage in aggregate principal amount of the debt securities of that series;

•	events of bankruptcy, insolvency or reorganization; and

•	any other event of default specified in the prospectus supplement.

If an event of default occurs and continues, both the trustee and holders of a specified percentage in aggregate principal amount of the outstanding securities of that series may declare the principal amount of the debt securities of that series to be immediately due and payable. The holders of a majority in aggregate principal amount of the outstanding securities of that series may rescind and annul the acceleration if all events of default, other than the nonpayment of accelerated principal, have been cured or waived.

Except for its duties in case of an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request or direction of any of the holders, unless the holders have offered the trustee reasonable indemnity. If they provide this indemnification and subject to conditions specified in the applicable indenture, the holders of a majority in aggregate principal amount of the outstanding securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

No holder of a debt security of any series may institute any proceeding with respect to the indentures, or for the appointment of a receiver or a trustee, or for any other remedy, unless:

•	the holder has previously given the trustee written notice of a continuing event of default;

•

the holders of a specified percentage in aggregate principal amount of the outstanding securities of that series have made a written request upon the trustee, and have offered reasonable indemnity to the trustee, to institute the proceeding;

•	the trustee has failed to institute the proceeding for a specified period of time after its receipt of the notification; and

•

the trustee has not received a direction inconsistent with the request within a specified number of days from the holders of a specified percentage in aggregate principal amount of the outstanding securities of that series.

Modification and Waiver

We and the trustee may change an indenture without the consent of any holders with respect to specific matters, including:

•	to fix any ambiguity, defect or inconsistency in the indenture; and

•	to change anything that does not materially adversely affect the interests of any holder of debt securities of any series.

In addition, under the indentures, the rights of holders of a series of notes may be changed by us and the trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, we and the trustee may only make the following changes with the consent of the holder of any outstanding debt securities affected:

•	extending the fixed maturity of the series of notes;

•	reducing the principal amount, reducing the rate of or extending the time of payment of interest, or any premium payable upon the redemption, of any debt securities; or

•	reducing the percentage of debt securities the holders of which are required to consent to any amendment.

The holders of a majority in principal amount of the outstanding debt securities of any series may waive any past default under the indenture with respect to debt securities of that series, except a default in the payment of principal, premium or interest on any debt security of that series or in respect of a covenant or provision of the indenture that cannot be amended without each holder’s consent.

Except in limited circumstances, we may set any day as a record date for the purpose of determining the holders of outstanding debt securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the indentures. In limited circumstances, the trustee may set a record date. To be effective, the action must be taken by holders of the requisite principal amount of such debt securities within a specified period following the record date.

Defeasance

To the extent stated in the prospectus supplement, we may elect to apply the provisions in the indentures relating to defeasance and discharge of indebtedness, or to defeasance of restrictive covenants, to the debt securities of any series. The indentures provide that, upon satisfaction of the requirements described below, we may terminate all of our obligations under the debt securities of any series and the applicable indenture, known as legal defeasance, other than our obligation:

•	to maintain a registrar and paying agents and hold monies for payment in trust;

•	to register the transfer or exchange of the notes; and

•	to replace mutilated, destroyed, lost or stolen notes.

In addition, we may terminate our obligation to comply with any restrictive covenants under the debt securities of any series or the applicable indenture, known as covenant defeasance.

We may exercise our legal defeasance option even if we have previously exercised our covenant defeasance option. If we exercise either defeasance option, payment of the notes may not be accelerated because of the occurrence of events of default.

To exercise either defeasance option as to debt securities of any series, we must irrevocably deposit in trust with the trustee money and/or obligations backed by the full faith and credit of the United States that will provide money in an amount sufficient in the written opinion of a nationally recognized firm of independent public accountants to pay the principal of, premium, if any, and each installment of interest on the debt securities. We may only establish this trust if, among other things:

•	no event of default shall have occurred or be continuing;

•

in the case of legal defeasance, we have delivered to the trustee an opinion of counsel to the effect that we have received from, or there has been published by, the Internal Revenue Service a ruling or there has been a change in law, which in the opinion of our counsel, provides that holders of the debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred;

•

in the case of covenant defeasance, we have delivered to the trustee an opinion of counsel to the effect that the holders of the debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred; and

•	we satisfy other customary conditions precedent described in the applicable indenture.

Notices

We will mail notices to holders of debt securities as indicated in the prospectus supplement.

Title

We may treat the person in whose name a debt security is registered as the absolute owner, whether or not such debt security may be overdue, for the purpose of making payment and for all other purposes.

Governing Law

The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York or such other laws as indicated in the prospectus supplement.

Description of Depositary Shares

We may, at our option, elect to offer fractional shares or some multiple of shares of preferred stock, rather than individual shares of preferred stock. If we choose to do so, we will issue depositary receipts for depositary shares, each of which will represent a fraction or a multiple of a share of a particular series of preferred stock as described below.

The applicable prospectus supplement will describe the specific terms of any issuance of depositary shares. You should read the particular terms of any depositary shares we offer in any prospectus supplement, together with the more detailed form of deposit agreement, including the form of depositary receipt relating to the depositary shares, which will be filed as an exhibit to a document incorporated by reference in the registration statement of which this prospectus forms a part. The prospectus supplement also will state whether any of the terms summarized below do not apply to the depositary shares being offered.

General

The shares of any series of preferred stock represented by depositary shares will be deposited under a deposit agreement among us, a bank or trust company we select, with its principal executive office in the United States and a combined capital and surplus of at least $50,000,000, as depositary, which we refer to as the preferred stock depositary, and the holders from time to time of depositary receipts issued under the agreement. Subject to the terms of the deposit agreement, each holder of a depositary share will be entitled, in proportion to the fraction or multiple of a share of preferred stock represented by that depositary share, to all the rights and preferences of the preferred stock represented by that depositary share, including dividend, voting and liquidation rights.

The depositary shares will be evidenced by depositary receipts issued under the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional or multiple shares of the related series of preferred stock. Immediately following the issuance of shares of a series of preferred stock, we will deposit those shares with the preferred stock depositary, which will then issue and deliver the depositary receipts to the purchasers.

Depositary receipts will only be issued evidencing whole depositary shares. A depositary receipt may evidence any number of whole depositary shares.

Dividends and Other Distributions

The preferred stock depositary will distribute all cash dividends or other cash distributions received on the related series of preferred stock to the record holders of depositary receipts relating to those series in proportion to the number of the depositary shares evidenced by depositary receipts those holders own.

If we make a distribution other than in cash, the preferred stock depositary will distribute the property it receives to the record holders of depositary receipts in proportion to the number of depositary shares evidenced by depositary receipts those holders own, unless the preferred stock depositary determines that the distribution cannot be made proportionately among those holders or that it is not feasible to make the distribution. In that event, the preferred stock depositary may, with our approval, sell the property and distribute the net proceeds to the holders in proportion to the number of depositary shares evidenced by depositary receipts they own.

The amount distributed to holders of depositary shares will be reduced by any amounts required to be withheld by us or the preferred stock depositary on account of taxes or other governmental charges.

Conversion and Exchange

If any series of preferred stock underlying the depositary shares is subject to conversion or exchange, the applicable prospectus supplement will describe the rights or obligations of each record holder of depositary receipts to convert or exchange the depositary shares.

Voting

Upon receiving notice of any meeting at which the holders of any series of the preferred stock are entitled to vote, the preferred stock depositary will mail the information contained in the notice of the meeting to the record holders of the depositary receipts relating to that series of preferred stock. Each record holder of the depositary receipts on the record date, which will be the same date as the record date for the related series of preferred stock, may instruct the preferred stock depositary how to exercise his or her voting rights. The preferred stock depositary will endeavor, insofar as practicable, to vote or cause to be voted the maximum number of whole shares of the preferred stock represented by those depositary shares in accordance with those instructions received sufficiently in advance of the meeting, and we will agree to take all reasonable action that may be deemed necessary by the preferred stock depositary in order to enable the preferred stock depositary to do so. The preferred stock depositary will abstain from voting shares of the preferred stock for which it does not receive specific instructions from the holder of the depositary shares representing them.

Redemption of Depositary Shares

Depositary shares will be redeemed from any proceeds received by the preferred stock depositary resulting from the redemption, in whole or in part, of the series of the preferred stock represented by those depositary shares. The redemption price per depositary share will equal the applicable fraction or multiple of the redemption price per share payable with respect to the series of the preferred stock. If we redeem shares of a series of preferred stock held by the preferred stock depositary, the preferred stock depositary will redeem as of the same redemption date the number of depositary shares representing the shares of preferred stock that we redeem. If less than all the depositary shares will be redeemed, the depositary shares to be redeemed will be selected by lot or substantially equivalent method determined by the preferred stock depositary.

After the date fixed for redemption, the depositary shares called for redemption will no longer be deemed to be outstanding, and all rights of the holders of the depositary shares will cease, except the right to receive the monies payable and any other property to which the holders were entitled upon the redemption upon surrender to the preferred stock depositary of the depositary receipts evidencing the depositary shares. Any funds deposited by us with the preferred stock depositary for any depositary shares that the holders fail to redeem will be returned to us after a period of two years from the date the funds are deposited.

Amendment and Termination of the Deposit Agreement

We may amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement at any time and from time to time by agreement with the preferred stock depositary. However, any amendment that materially and adversely alters the rights of the holders of depositary receipts will not be effective unless it has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement will automatically terminate after there has been a final distribution on the related series of preferred stock in connection with our liquidation, dissolution or winding up and that distribution has been made to the holders of depositary shares or all of the depositary shares have been redeemed.

Charges of Preferred Stock Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay all charges of the preferred stock depositary in connection with the initial deposit of the related series of preferred stock, the initial issuance of the depositary shares, all withdrawals of shares of the related series of preferred stock by holders of depositary shares and the registration of transfers of title to any depositary shares.

However, holders of depositary shares will pay other transfer and other taxes and governmental charges and the other charges expressly provided in the deposit agreement to be for their accounts.

Corporate Trust Office of Preferred Stock Depositary.

The preferred stock depositary’s corporate trust office will be set forth in the applicable prospectus supplement relating to a series of depositary shares. The preferred stock depositary will act as transfer agent and registrar for depositary receipts, and, if shares of a series of preferred stock are redeemable, the preferred stock depositary will act as redemption agent for the corresponding depositary receipts.

Resignation and Removal of Preferred Stock Depositary

The preferred stock depositary may resign at any time by delivering to us written notice of its election to do so, and we may at any time remove the preferred stock depositary. Any resignation or removal will take effect upon the appointment of a successor preferred stock depositary. A successor must be appointed by us within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and a combined capital and surplus of at least $50,000,000.

Reports to Holders

We will deliver all required reports and communications to holders of the preferred stock to the preferred stock depositary, and it will forward those reports and communications to the holders of depositary shares. Upon request, the preferred stock depositary will provide for inspection to the holders of depositary shares the transfer books of the depositary and the list of holders of receipts; provided that any requesting holder certifies to the preferred stock depositary that such inspection is for a proper purpose reasonably related to such person’s interest as an owner of depositary shares evidenced by the receipts.

Description of Securities Warrants

We may issue securities warrants from time to time in one or more series for the purchase of our common stock, debt securities or preferred stock or any combination of those securities. Securities warrants may be issued independently or together with any shares of common stock, shares of preferred stock, depositary shares, or debt securities offered by any prospectus supplement and may be attached to or separate from these shares of common stock, shares of preferred stock, depositary shares, or debt securities. Each series of securities warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent, or any other bank or trust company specified in the related prospectus supplement relating to the particular issue of securities warrants. The warrant agent will act solely as our agent in connection with the securities warrants and will not assume any obligation or relationship of agency or trust for or with any holders of securities warrants or beneficial owners of securities warrants. The specific terms of a series of securities warrants will be described in the applicable prospectus supplement relating to that series of securities warrants along with any general provisions applicable to that series of warrants.

The following description of the warrants, and any description of the securities warrants in a prospectus supplement, may not be complete and is subject to, and qualified in its entirety by reference to, the underlying warrant agreement, which we will file or incorporate by reference as an exhibit to the registration statement with the SEC at or prior to the time of the sale of the securities warrants. You should refer to, and read this summary together with, the warrant agreement and the applicable prospectus supplement to review the terms of a particular series of our securities warrants that may be important to you.

Terms

If securities warrants are offered by us, the prospectus supplement will describe the terms of the securities warrants, including the following if applicable to the particular offering:

•	the title of the warrants;

•	the total number of warrants;

•	the price or prices at which the warrants will be issued and sold;

•	the currency, currencies, including composite currencies or currency units, in which the price of the warrants may be payable;

•	the number of shares of common stock purchasable upon exercise of the securities warrants to purchase common stock and the price at which such shares of common stock may be purchased upon exercise;

•

the designation, aggregate principal amount, currency, currencies or currency units and terms of the debt securities purchasable upon exercise of the warrants and the price at which the debt securities may be purchased upon such exercise;

•

the designation and terms of the preferred stock, depositary share, or debt security with which the securities warrants are issued and the number of securities warrants issued with each share of preferred stock, depositary share, or debt security;

•	the date on and after which the securities warrants and the related common stock, preferred stock, depositary share, or debt security will be separately transferable;

•	if applicable, the date on which the right to exercise the securities warrants shall commence and the date on which this right shall expire;

•	whether the securities warrants will be issued in registered or bearer form;

•	if applicable, the minimum or maximum amount of the warrants which may be exercised at any one time;

•	a discussion of federal income tax, accounting and other special considerations, procedures and limitations relating to the securities warrants; and

•	any other terms of the securities warrants including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Securities warrants may be exchanged for new securities warrants of different denominations, may (if in registered form) be presented for registration of transfer, and may be exercised at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement. Before the exercise of their securities warrants, holders of securities warrants will not have any of the rights of holders of shares of common stock, shares of preferred stock, depositary shares, or debt securities purchasable upon exercise, including the right to receive payments of principal of, any premium on, or any interest on, the debt securities purchasable upon such exercise or to enforce the covenants in the indenture or to receive payments of dividends, if any, on the shares common stock, preferred stock, or depositary shares purchasable upon such exercise or to exercise any applicable right to vote.

Exercise of Securities Warrants

Each securities warrant will entitle the holder to purchase a principal amount of debt securities or a number of shares of common stock, shares of preferred stock, or depositary shares at an exercise price as shall in each case be set forth in, or calculable from, the prospectus supplement relating to those securities warrant. Securities warrants may be exercised at the times set forth in the prospectus supplement relating to such securities warrants. After the close of business on the expiration date (or any later date to which the expiration date may be extended by us), unexercised securities warrants will become void. Subject to any restrictions and additional requirements that may be set forth in the prospectus supplement relating thereto, securities warrants may be exercised by delivery to the warrant agent of the certificate evidencing the securities warrants properly completed and duly executed and of payment as provided in the prospectus supplement of the amount required to purchase the debt securities or shares of common stock, shares of preferred stock, or depositary shares purchasable upon such exercise. The exercise price will be the price applicable on the date of payment in full, as set forth in the prospectus supplement relating to the securities warrants. Upon receipt of the payment and the certificate representing the securities warrants to be exercised properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, issue and deliver the debt securities or shares of common stock, shares of preferred stock, or depositary shares purchasable upon such exercise. If fewer than all of the securities warrants represented by that certificate are exercised, a new certificate will be issued for the remaining amount of securities warrants.

PLAN OF DISTRIBUTION

We may sell securities to one or more underwriters or dealers for public offering and sale by them, or we may sell the securities to investors directly or through agents. The applicable prospectus supplement will set forth the terms of the offering and the method of distribution and will identify any firms acting as underwriters, dealers or agents in connection with the offering, including:

•	the name or names of any underwriters;

•	the purchase price of the securities;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any initial public offering price and the net proceeds we will receive from such sale;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or market on which the securities offered in the prospectus supplement may be listed.

We may distribute our securities from time to time in one or more transactions at a fixed price or prices, which may be changed, or at prices determined as the prospectus supplement specifies, including in “at-the-market” offerings. We may sell our securities through a rights offering, forward contracts, or similar arrangements.

We may authorize underwriters, dealers, or agents to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the applicable prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

Any underwriting discounts or other compensation which we pay to underwriters or agents in connection with the offering of our securities, and any discounts, concessions or commissions which underwriters allow to dealers, will be set forth in the prospectus supplement. Underwriters may sell our securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of our securities may be deemed to be underwriters under the Securities Act and any discounts or commissions they receive from us and any profit on the resale of our securities they realize may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from us, will be described in the applicable supplement to this prospectus. Unless otherwise set forth in the supplement to this prospectus relating thereto, the obligations of the underwriters or agents to purchase our securities will be subject to conditions precedent and the underwriters will be obligated to purchase all our offered securities if any are purchased. The public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Any common stock sold pursuant to this prospectus and applicable prospectus supplement, will be approved for trading, upon notice of issuance, on the Nasdaq Global Market or such other stock exchange that our securities are trading upon.

Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.

The securities being offered under this prospectus, other than our common stock, will be new issues of securities with no established trading market and unless otherwise specified in the applicable prospectus supplement. It has not presently been established whether the underwriters, if any, as identified in a prospectus supplement, will make a market in the securities. If the underwriters make a market in the securities, the market making may be discontinued at any time without notice. We cannot provide any assurance as to the liquidity of the trading market for the securities.

An underwriter may engage in over-allotment, stabilizing transactions, short covering transactions and penalty bids in accordance with securities laws. Over-allotment involves sales in excess of the offering size, which creates a short position. Stabilizing transactions permit bidders to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. The underwriters may engage in these activities on any exchange or other market in which the securities may be traded. If commenced, the underwriters may discontinue these activities at any time.

Certain of the underwriters and their affiliates may be customers of, engage in transactions with, and perform services for, us and our subsidiaries in the ordinary course of business.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus has been passed upon for Inspire by Reed Smith LLP.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2009 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents that we have filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov. Our web site internet address is www.inspirepharm.com. Information on our web site is not incorporated by reference.

This prospectus is part of a registration statement that we filed with the SEC. This prospectus and any subsequent prospectus supplements do not contain all of the information in the registration statement as permitted by the rules and regulations of the SEC. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s web site listed above.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Commission allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to investors by referring them to another document filed separately with the Commission. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this document. This prospectus incorporates by reference the documents set forth below that we have previously filed with the Commission. These documents contain important information about us and our financial condition.

We incorporate by reference the documents listed below:

(a) Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed with the Commission on March 15, 2010;

(b) Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2010, filed with the Commission on May 4, 2010, and June 30, 2010, filed with the Commission on August 6, 2010;

(c) Current Reports on Form 8-K filed with the Commission on January 21, 2010, February 24, 2010, March 5, 2010, April 1, 2010, May 3, 2010 (re: Item 8.01 only), June 8, 2010, June 10, 2010, July 1, 2010 (two Forms 8-K filed on this date), July 13, 2010, August 13, 2010 and August 25, 2010;

(d) Definitive Proxy Statement on Schedule 14A filed with the Commission on April 23, 2010; and

(e) The description of our common stock contained in the section entitled “Description of Securities” in the prospectus forming part of our Registration Statement on Form S-1, as amended (File No. 333-31174), and any amendments to such Registration Statement filed subsequently thereto, including all amendments or reports filed for the purpose of updating such description.

All documents we file after the date of this prospectus pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act shall be deemed to be incorporated by reference in this prospectus and to be a part of this prospectus from the date of filing of such documents. Any statement contained in a previously filed document incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement in this prospectus modifies or supersedes such previous statement and any statement contained in this prospectus shall be deemed to be modified or superseded to the extent that a statement in any document subsequently filed, which is incorporated by reference in this prospectus, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the information that has been incorporated by reference in this prospectus (excluding exhibits, unless such exhibits are specifically incorporated by reference into the information which this prospectus incorporates). The mailing address of our principal executive offices is Inspire Pharmaceuticals, Inc., 4222 Emperor Boulevard, Suite 200, Durham, North Carolina 27703-8466 and our telephone number is (919) 941-9777. Written requests for copies of such information should be directed to Inspire Pharmaceuticals, Inc., 4222 Emperor Boulevard, Suite 200, Durham, North Carolina 27703-8466, Attention: Joseph M. Spagnardi, Esq., Senior Vice President, General Counsel and Secretary.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following is a statement of the estimated costs and expenses, other than underwriting compensation, incurred or expected to be incurred by us in connection with the issuance and distribution of an assumed amount of $150,000,000 of securities being registered pursuant to this registration statement. The assumed amount has been used to demonstrate the costs and expenses of an offering and does not represent an estimate of the amount of securities that may be registered or distributed because such amount is unknown at this time. All amounts except the SEC registration fee are estimated:

SEC Registration Fee	$10,695
Legal Fees and Expenses	$50,000
Accounting Fees and Expenses	$20,000
Printing and Engraving Fees	$30,000
Miscellaneous	$45,000

Total	$155,695

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) enables a corporation in its certificate of incorporation to limit the personal liability of its directors for violations of their fiduciary duty of care. Accordingly, Article Nine of our amended and restated certificate of incorporation states that a director will not be personally liable to the Company or to our stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that the elimination or limitation of liability is prohibited under the DGCL as in effect when such liability is determined. Subsection (b)(7) of Section 102 of the DGCL states that such provision shall not eliminate or limit the liability of a director: (i) for any breach of the director’s duty of loyalty to us or to our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended, then the liability of a director will be eliminated or limited to the fullest extent permitted by the amended DGCL.

Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of that action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. No indemnification will be made, however, in respect to any claim, issue or matter as to which that person is adjudged to be liable to the corporation, unless and only to the extent that the Court of Chancery or the court in which that action or suit was brought will determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, that person is fairly and reasonably entitled to indemnity for the expenses which the Court of Chancery or such other court deems proper.

Section 145 further provides that to the extent a present or former director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, that person will be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him; that the indemnification provided by Section 145 will not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the scope of indemnification extends to directors, officers, employees or agents of a constituent corporation absorbed in a consolidation or merger and persons serving in that capacity at the request of the constituent corporation for another. The determination of whether indemnification is proper under the circumstances, unless made by a court, is determined by: (a) a majority of the disinterested members of the board of directors or board committee; (b) independent legal counsel (if a quorum of the disinterested members of the board of directors or board committee is not available or if the disinterested members of the board of directors or a board committee so direct); or (c) the stockholders.

Section 145 also empowers us to purchase and maintain insurance on behalf of our directors or officers against any liability asserted against them or incurred by them in any such capacity or arising out of their status as our directors or officers whether or not we would have the power to indemnify them against the liabilities under Section 145. We currently carry liability insurance for the benefit of our directors and officers that provides coverage for any actual or alleged breach of duty, neglect, error, misstatement, misleading statement, omission or act or any actual or alleged employment practices violation; with respect to the Company, any actual or alleged breach of duty, neglect, error, misstatement, misleading statement, omission or act by the Company, but solely in regard to a securities claim; written demand for monetary, non-monetary or injunctive relief; civil, criminal, administrative or regulatory proceedings; and civil, criminal, administrative or regulatory investigation of an insured person once such person is identified in writing and after the service of a subpoena. Under the policy, a securities claim means a claim alleging a violation of any federal, state, local or foreign regulation, rule or statute regulating securities. A securities claim does not include administrative or regulatory proceedings or investigations against the Company unless a claim is continuously made against an insured person. Under the policy, an employment practices claim includes actual or alleged wrongful dismissal, discharge or termination of employment, harassment, discrimination, retaliation, employment related misrepresentation, employment related libel, slander, humiliation, defamation or invasion of privacy, wrongful failure to employ or promote, wrongful deprivation of career opportunity, wrongful demotion or negligent employee evaluation, and wrongful discipline. Among other exclusions, our current policy specifically excludes coverage for: pending and prior litigation, including any administrative or regulatory proceeding or investigation prior to February 23, 1998; profit or advantage not legally entitled to, deliberate criminal or fraudulent acts (subject to judgment or final adjudication establishing such act was committed); bodily injury or property damage claims, including libel, slander, defamation, emotional distress; violations of ERISA; indemnifiable pollution claims; outside directorship positions, except for non-profit entities upon specific written request; claims alleging failure or omission to effect or maintain adequate insurance; claims that are brought by or on behalf of the Company or an insured person (such exclusion does not apply to: claims that are brought totally independent of the Company or any director or officer; claims for contribution or indemnity; employment practices claims; claims brought in a bankruptcy proceeding; claims brought by former directors and officers after 4 years); and professional errors and omission exclusion, except for securities claims for mismanagement.

Article Ten of our amended and restated certificate of incorporation requires that we indemnify, to the fullest extent permitted by the DGCL, each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was, or has agreed to become, a director or officer of the Company, or is or was serving, or has agreed to serve, at our request, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom.

Any amendment or repeal of Article Ten of our amended and restated certificate of incorporation shall not adversely affect any right or protection of a director or officer with respect to any act or omission of such director or officer occurring prior to such amendment or repeal.

ITEM 16. EXHIBITS

Exhibit No.	Description of Exhibit

1.1	Form of Underwriting Agreement with respect to equity securities*

1.2	Form of Underwriting Agreement with respect to debt securities*

3.1	Amended and Restated Certificate of Incorporation (Incorporated by reference to Exhibit 99.2 to our Form 8-K filed June 8, 2010)

3.2	Amended and Restated Bylaws (Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on December 18, 2007).

4.1	Specimen of Common Stock Certificate. (Incorporated by reference to Exhibit 4.1 to our registration statement on Form S-1 (Registration No. 333-31174) which became effective on August 3, 2000)

4.2	Specimen of Preferred Stock Certificate*

4.3	Form of Indenture for Senior Debt Securities (Form of Senior Debt Securities included therein)

4.4	Form of Indenture for Subordinated Debt Securities (Form of Subordinated Debt Securities included therein)

4.5	Form of Deposit Agreement (Form of Receipt included therein)*

4.6	Form of Warrant Agreement (Form of Warrant included therein)*

4.7	Rights Agreement, dated as of October 21, 2002, between Inspire Pharmaceuticals, Inc. and Computershare Trust Company, which includes the form of Certificate of Designation of Series H Preferred Stock of Inspire Pharmaceuticals, Inc. as Exhibit “A”, the form of Rights Certificate as Exhibit “B” and the Summary of Rights to Purchase Preferred Stock as Exhibit “C” (Incorporated by reference to Exhibit 4.1 to the Form 8-K filed on October 22, 2002)

5.1	Opinion of Reed Smith LLP

12.1	Statement regarding Computation of Ratios of Earnings to Fixed Charges and Preference Dividends

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

23.2	Consent of Reed Smith LLP (contained in the opinion filed as Exhibit 5.1)

24.1	Power of Attorney (included in the signature pages hereto)

25.1	Statement of Eligibility and Qualification of Trustee on Form T-1 under Trust Indenture Act of 1939, as amended*

*	To be filed by amendment or as an exhibit to a document to be incorporated by reference herein in connection with an offering of the securities registered.

ITEM 17. UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, That:

(A) Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

(B) Paragraphs (a)(1)(i), (a)(1)(ii), and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5) That, for purposes of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of an included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(l)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement of prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of an undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been, settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(j) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Durham, state of North Carolina, on October 6, 2010.

INSPIRE PHARMACEUTICALS, INC.

By:	/s/ JOSEPH M. SPAGNARDI
Joseph M. Spagnardi Senior Vice President, General Counsel and Secretary

POWER OF ATTORNEY

KNOWN ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Adrian Adams and Thomas R. Staab, II, and each or any one of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, and does hereby grant unto each said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities indicated on October 6, 2010:

Name	Title

/S/ ADRIAN ADAMS Adrian Adams	President and Chief Executive Officer (Principal Executive Officer) and Director

/S/ THOMAS R. STAAB, II Thomas R. Staab, II	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)

/S/ KENNETH B. LEE, JR. Kenneth B. Lee, Jr.	Chairman of the Board of Directors

/S/ GEORGE B. ABERCROMBIE George B. Abercrombie	Director

/S/ KIP A. FREY Kip A. Frey	Director

/S/ ALAN F. HOLMER Alan F. Holmer	Director

/S/ NANCY J. HUTSON Nancy J. Hutson	Director

/S/ RICHARD S. KENT Richard S. Kent	Director

/S/ JONATHAN S. LEFF Jonathan S. Leff	Director

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

1.1	Form of Underwriting Agreement with respect to equity securities*

1.2	Form of Underwriting Agreement with respect to debt securities*

3.1	Amended and Restated Certificate of Incorporation (Incorporated by reference to Exhibit 99.2 to the Company’s Current Report on Form 8-K filed on June 8, 2010).

3.2	Amended and Restated Bylaws (Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on December 18, 2007)

4.1	Specimen of Common Stock Certificate. (Incorporated by reference to Exhibit 4.1 to our registration statement on Form S-1 (Registration No. 333-31174) which became effective on August 3, 2000)

4.2	Specimen of Preferred Stock Certificate*

4.3	Form of Indenture for Senior Debt Securities (Form of Senior Debt Securities included therein)

4.4	Form of Indenture for Subordinated Debt Securities (Form of Subordinated Debt Securities included therein)

4.5	Form of Deposit Agreement (Form of Receipt included therein)*

4.6	Form of Warrant Agreement (Form of Warrant included therein)*

4.7	Rights Agreement, dated as of October 21, 2002, between Inspire Pharmaceuticals, Inc. and Computershare Trust Company, which includes the form of Certificate of Designation of Series H Preferred Stock of Inspire Pharmaceuticals, Inc. as Exhibit “A”, the form of Rights Certificate as Exhibit “B” and the Summary of Rights to Purchase Preferred Stock as Exhibit “C” (Incorporated by reference to Exhibit 4.1 to the Form 8-K filed on October 22, 2002)

5.1	Opinion of Reed Smith LLP

12.1	Statement regarding Computation of Ratios of Earnings to Fixed Charges and Preference Dividends

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

23.2	Consent of Reed Smith LLP (contained in the opinion filed as Exhibit 5.1)

24.1	Power of Attorney (included in the signature pages hereto)

25.1	Statement of Eligibility and Qualification of Trustee on Form T-1 under Trust Indenture Act of 1939, as amended*

*	To be filed by amendment or as an exhibit to a document to be incorporated by reference herein in connection with an offering of the securities registered